CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 10.15

CREDIT AGREEMENT

among

YARDS CREEK ENERGY LLC,

as Borrower,

BNP PARIBAS,

as Administrative Agent,

EACH LENDER FROM TIME TO TIME PARTY HERETO,

EACH REVOLVING FACILITY ISSUING BANK FROM TIME TO TIME PARTY HERETO,

and

BNP PARIBAS SECURITIES CORP., MUFG BANK, LTD., and BANK OF MONTREAL,

CHICAGO BRANCH

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

dated as of August 3, 2020

i

4.10	Litigation	74
4.11	Taxes	74
4.12	Title to Property and Liens	74
4.13	Compliance with ERISA	74
4.14	Existing Indebtedness; Liens	74
4.15	Environmental Matters	75
4.16	Flood Hazard	75
4.17	Ranking	75
4.18	Project Documents	76
4.19	Accuracy of Information	76
4.20	Federal Taxpayer Identification Number	76
4.21	Lines of Business	76
4.22	Intellectual Property	77
4.23	Labor Matters	77
4.24	Required Insurance	77
4.25	AML Laws; Anti-Corruption Laws and Sanctions	77
4.26	No Change	77
4.27	Use of Proceeds; Margin Regulations	77
4.28	Investment Company Act	78
4.29	Security Documents	78
4.30	Solvency	79

Section 5.	CONDITIONS PRECEDENT	79

5.1	Conditions to Closing Date	79
5.2	Conditions to the First Funding Date	80
5.3	Conditions to the Second Funding Date	84
5.4	Conditions to Each Subsequent Extension of Credit	86

Section 6.	AFFIRMATIVE COVENANTS	86

6.1	Financial Statements	86
6.2	Certificates; Other Information	87
6.3	Officer’s Certificates	90
6.4	Visitation	90
6.5	Compliance with Laws	90
6.6	Insurance	90
6.7	Maintenance of Properties	91
6.8	Payment of Taxes; Fees	91
6.9	Legal Existence, Conduct of Business, Payment of Obligations, Etc.	91
6.10	Books and Records	91
6.11	Continued Perfection of Security Interests	91
6.12	Use of Proceeds	94
6.13	Separateness	94
6.14	Compliance with Material Project Documents	95
6.15	Energy Regulation	95

6.16	Account Control Agreements	95
6.17	Compliance with Sanctioned Persons and AML Laws	95

Section 7.	NEGATIVE COVENANTS	95

7.1	Transactions with Affiliates	95
7.2	Prohibition on Fundamental Changes; Line of Business	96
7.3	Liens	96
7.4	Indebtedness	96
7.5	Sale of Assets	97
7.6	Investments	97
7.7	Restricted Payments	98
7.8	Organizational Documents; Etc.	99
7.9	Material Project Documents; Etc.	99
7.10	Maintenance of Accounts	100
7.11	Tax Elections	100
7.12	Swap Agreements	100
7.13	Capital Expenditures	101
7.14	[Reserved]	101
7.15	Margin Stock	101

Section 8.	EVENTS OF DEFAULT	101

Section 9.	REMEDIES	104

9.1	Acceleration	104
9.2	Cash Collateralization	104
9.3	Application of Proceeds	105

Section 10.	APPOINTMENT OF ADMINISTRATIVE AGENT	105

10.1	Appointment of Administrative Agent	105
10.2	Delegation of Duties	105
10.3	Exculpatory Provisions	105
10.4	Reliance by Administrative Agent	106
10.5	Notice of Default	106
10.6	Non-Reliance on Administrative Agent and Other Lenders	106
10.7	Indemnification	107
10.8	Administrative Agent in Its Individual Capacity	108
10.9	Successor Administrative Agent	108
10.10	Removal of Administrative Agent	109
10.11	Joint Coordinating Lead Arrangers	109
10.12	Reliance Letter	109
10.13	Administrative Agent May File Proofs of Claim	109
10.14	Certain ERISA Matters	110

Section 11.	MISCELLANEOUS	111

11.1	Amendments and Waivers	111

11.2	Notices	115
11.3	Successors and Assigns; Participations and Assignments	116
11.4	No Waiver; Cumulative Remedies	120
11.5	Survival of Representations and Warranties	120
11.6	Payment of Expenses and Taxes	120
11.7	Adjustments; Set-off	121
11.8	Counterparts	122
11.9	Severability	122
11.10	Integration; Effectiveness	122
11.11	GOVERNING LAW	123
11.12	Submission To Jurisdiction; Waivers	123
11.13	Acknowledgements	123
11.14	Confidentiality	124
11.15	WAIVERS OF JURY TRIAL	125
11.16	USA PATRIOT Act	125
11.17	Scope of Liability	125
11.18	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	126
11.19	Acknowledgment Regarding Any Supported QFCs	126
11.20	Direction to Execute	127

SCHEDULES:

1.1A	Closing Term Commitments
1.1B	Delayed Draw Term Commitments
1.1C	Revolving Commitments
1.1D	Revolving L/C Commitments
4.8	Governmental Authorizations
4.12	Title to Property and Liens
4.15	Environmental Matters
4.23	Labor Matters
4.29(a)	UCC Filing Jurisdictions
4.29(b)	Mortgage Filing Jurisdictions
6.6	Required Insurance
6.11	Mortgage Property Survey
6.13	Separateness Requirements
7.3	Permitted Liens
7.4(f)	Permitted Indebtedness

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Exemption Certificate (Foreign Non-Partnership Lenders)
B-2	Form of Exemption Certificate (Foreign Partnership Lenders)

C	Form of Revolving L/C Application/Credit Extension Request
D	Form of Borrowing Notice
E	Form of Closing Certificate
F-1	Form of Officer’s Certificate
F-2	Form of Secretary’s Certificate
G	Form of Solvency Certificate
H	Form of Insurance Broker’s Funding Date Certificate
I	Form of Operating Report
J	Form of Mortgage
K	Form of Pledge and Security Agreement
L	Form of Depositary Agreement
M	Form of Intercreditor Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of August 3, 2020, among YARDS CREEK ENERGY LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”), BNP PARIBAS, as a Revolving Facility Issuing Bank (as defined below), and BNP PARIBAS, as administrative agent (in such capacity and as further defined below, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower is a wholly-owned indirect subsidiary of, and as of the date hereof, Yards Creek Energy Holdings, LLC (“Holdings”) is a wholly-owned direct subsidiary of, LS Power Equity Partners III, LP, a Delaware limited partnership (the “Sponsor”);

WHEREAS, following the consummation of the PSEG Acquisition and the JCP&L Acquisition, the Sponsor shall indirectly own, and the Borrower shall directly own, 100% of the Project;

WHEREAS, the Borrower has requested that the Lenders provide the Closing Term Facility in order to (a) pay to the applicable Seller (or reimburse the Sponsor) a portion of the consideration applicable to the First Acquisition, (b) fund the Debt Service Reserve Account, and (c) pay related transaction costs, fees and expenses and the Lenders are willing to provide such Closing Term Facility on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has requested that the Lenders provide the Delayed Draw Term Facility in order to (a) pay to the applicable Seller (or reimburse the Sponsor) a portion of the consideration applicable to the Second Acquisition, (b) fund the Debt Service Reserve Account, and (c) pay related transaction costs, fees and expenses and the Lenders are willing to provide such Delayed Draw Term Facility on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has also requested that the Revolving Lenders and the Revolving Facility Issuing Banks provide the Revolving Facility and the Revolving L/C Facility to finance the general corporate and working capital purposes of the Borrower, and to pay related transaction costs, fees and expenses, including to support the obligations of the Borrower under Permitted Commodity Hedge and Power Sales Agreement and Performance Guarantees, to finance the collateral requirements of the Borrower and to fund the Debt Service Reserve Account, and the Revolving Lenders and the Revolving Facility Issuing Banks are willing to provide such Revolving Facility or to fund any Revolving L/C Unreimbursed Drawing on the terms and subject to the conditions set forth herein; and

WHEREAS, the Loan Parties will derive substantial benefits from the Facilities and have agreed to secure all of the Obligations of the Borrower by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

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SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including in the preamble and recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) the Eurodollar Rate for a one-month Interest Period commencing on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Letter of Credit”: as defined in the Depositary Agreement.

“Account Control Agreements”: as defined in Section 6.16.

“Acquisition”: the PSEG Acquisition or the JCP&L Acquisition, as context requires.

“Additional Project Documents”: any contract or agreement related to the operation, maintenance, management, administration, ownership or use of the Project, the provision of electricity, water and other inputs therefor, the sale of electricity, RECs or other products therefrom or the provision of services therefor, entered into by, or assigned to, the Borrower subsequent to the First Funding Date, but excluding (a) for the avoidance of doubt any agreements, documents and instruments providing for, governing or evidencing any Indebtedness permitted to be incurred under Section 7.4 (and, if applicable, any collateral or security agreements, documents and instruments relating thereto), (b) any contracts, agreements and other documents entered into in connection with (i) any Asset Disposition permitted under Section 7.5 or (ii) any Investment permitted under Section 7.6, (c) any Commodity Hedge and Power Sales Agreement and (d) any other contract or agreement for which the anticipated revenues or costs to the Borrower are less than $2,000,000.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Account”: an account designated by the Administrative Agent from time to time.

“Administrative Questionnaire”: an administrative questionnaire delivered to the Lender Parties to the Administrative Agent in the form provided by the Administrative Agent or any other form approved by the Administrative Agent.

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“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of Capital Stock, contract or otherwise.

“Affiliated Debt Fund”: any Affiliate of the Sponsor (other than Holdings or the Borrower) that is a bona fide diversified debt fund either (a) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor and the Loan Parties or (b) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Sponsor; provided that neither the Sponsor nor any Loan Party (nor any of the Sponsor’s nor any Loan Party’s officers, directors or employees), directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.

“Affiliated Lender Claim”: as defined in Section 11.1(e).

“Affiliated Lenders”: any Affiliate of the Borrower (other than Holdings or any Affiliated Debt Fund).

“Agent”: the Collateral Agent, the Intercreditor Agent, the Depositary Agent and/or the Administrative Agent, as the context may require.

“Agent Indemnitee”: as defined in Section 10.7.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) prior to the First Funding Date, the aggregate amount of such Lender’s Commitment at such time and (b) from and after the First Funding Date, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Term Commitments then in effect plus (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentages”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010, as amended, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Subsidiaries concerning or relating to bribery or corruption.

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“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any other Loan Party from time to time concerning or relating to anti-money laundering.

“Applicable Date”: (a) December 31, 2018, in the event the PSEG Acquisition is the First Acquisition or (b) December 31, 2019, in event JCP&L Acquisition is the First Acquisition.

“Applicable Law”: with respect to any Person, property or matter, any of the following applicable thereto: any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended.

“Applicable Margin”: with respect to any Facility, (a) for the period extending from and including the First Funding Date until (but excluding) the date that is twenty-four (24) months thereafter, (i) 0.375% per annum for ABR Loans and (ii) 1.375% per annum for Eurodollar Loans, (b) for the period extending from and including the date that is twenty-four (24) months from the First Funding Date until (but excluding) the date that is thirty (30) months from the First Funding Date, (i) 0.625% per annum for ABR Loans and (ii) 1.625% per annum for Eurodollar Loans, and (c) thereafter until (but excluding) the Termination Date, (i) 1.125% per annum for ABR Loans and (ii) 2.125% per annum for Eurodollar Loans.

“Approved Fund”: as defined in Section 11.3(b)(ii).

“Asset Disposition”: any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower to any Person, other than:

(a) the disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property), or property, assets or rights not used or useful in the business of the Borrower and where such property is not otherwise material to the operation of the Project or the business of the Borrower;

(b) any disposition of inventory or other product or byproduct of the business of the Borrower in the ordinary course of business;

(c) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, emissions credits, RECs, or ancillary services or other inventory in the ordinary course of business;

(d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

Yards Creek – Credit Agreement

(e) leases or subleases of real or personal property in the ordinary course of business not materially interfering with the conduct by the Borrower of its business on or at the property that is the subject of such lease or sublease;

(f) termination or unwinding of Commodity Hedge and Power Sales Agreements;

(g) the liquidation, sale or use of cash and Cash Equivalents; and

(h) other sales or transfers on an arm’s-length basis for cash consideration having a fair market value not to exceed (i) $5,000,000 in any fiscal year and (ii) $11,250,000 in the aggregate for all such sales or transfers for the period from the First Funding Date until the Scheduled Termination Date; provided that such sale or transfer is not reasonably expected to materially and adversely affect the operation and maintenance of the Project.

“Assignee”: as defined in Section 11.3(b)(i).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit A, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Assumed Tax Rate”: the maximum combined effective U.S. federal, state and local Tax rate then in effect that would be applicable to a C corporation resident in New Jersey, United States with respect to Borrower’s Stand-alone Taxable Income.

“Auto-Renewal Letter of Credit”: as defined in Section 3.1(b)(iii).

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitments then in effect over (b) such Lender’s Revolving Extensions of Credit outstanding as of any date of determination.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

Yards Creek – Credit Agreement

“Bankruptcy Event of Default”: the occurrence of the event specified in Section 8(f) or (g) in respect of the Borrower.

“Bankruptcy Proceedings”: as defined in Section 11.1(e).

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities; and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), is reasonably necessary in connection with the administration of this Agreement); provided that the Borrower’s consent rights in respect of Benchmark Replacement Conforming Changes shall not extend to any matter not expressly set forth in this Agreement.

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to LIBOR:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

Yards Creek – Credit Agreement

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.22.

“Benefited Lender Party”: as defined in Section 11.7(a).

“Beneficial Ownership Certificate”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Yards Creek – Credit Agreement

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower’s Stand-alone Taxable Income”: with respect to any tax period, the taxable income of Borrower (computed by assuming Borrower is treated as a partnership, and including for this purpose any items of income, gain, deduction and loss allocable to Borrower for such period that are attributable to any of Borrower’s Subsidiaries that are pass-through entities) provided that, in determining Borrower’s taxable income for this purpose, (i) for any tax period that is relevant for estimated tax purposes, such taxable income shall be estimated taxable income as reasonably determined by Sponsor, (ii) in computing Borrower’s taxable income for any tax period (including for this purpose any items of income, gain, deduction and loss allocable to Borrower for such period that are attributable to Borrower’s Subsidiaries that are pass-through entities), 20% of any relevant asset that otherwise would be subject to depreciation or amortization shall be assumed conclusively to be “tax exempt use property” for purposes of Code section 168(h)(6), (iii) any adjustment to basis resulting from an election under sections 743 and 754 of the Code (or any similar provision of state or local law) shall not be taken into account and (iv) in computing Borrower’s taxable income in any tax period, the Borrower shall be assumed to carry forward any losses from any prior tax years (or portions thereof) beginning after the Closing Date that are attributable to the Borrower and to use such losses in the earliest possible taxable year (subject to any generally applicable limitation on the use of net operating losses under then applicable law, such as limitations under current section 172(a)(2)(B)(ii) of the Code).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a Notice of Borrowing substantially in the form of Exhibit D.

“Business Day”: any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that, with respect to notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Expenditures”: expenditures incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year which are capitalized in accordance with GAAP other than in connection with the repair or restoration of the Project that is required because of an event or occurrence which causes damage to, or the destruction of, all, or any part of, the Project; provided that, for purposes of this

Yards Creek – Credit Agreement

Agreement, the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of property to the extent financed with Net Cash Proceeds paid on account of any Casualty Event in respect of the property being replaced, substituted, restored or repaired, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) O&M Costs, (d) Major Maintenance Expenses and (e) expenses under long-term services agreements, turbine maintenance agreements, spare parts agreements or other similar agreements.

“Capital Lease”: at any time, a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; provided that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited liability company interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Revolving Facility Issuing Bank) in an amount at all times equal to 101.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank issuing such Letter of Credit. “Cash Collateralization” and “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within

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270 days from the date of acquisition thereof issued or guaranteed by or placed with the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%; (e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by the Administrative Agent, the Depositary Agent or its Affiliates or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (g) repurchase and reverse repurchase agreements with a term of not more than 30 days collateralized with government securities of the type referred to in clause (a) or (b) above, including those of the Depositary Agent or any of its Affiliates, and entered into with a financial institution satisfying the criteria of clause (d) or (e) above ; (h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s, including any mutual fund for which the Depositary Agent or an Affiliate of the Depositary Agent serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Depositary Agent or an Affiliate of the Depositary Agent receives fees from funds for services rendered, (ii) the Depositary Agent collects fees for services rendered pursuant to the Depositary Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Depositary Agent or an Affiliate of the Depositary Agent; (i) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (j) cash.

“Cash Flow Available for Debt Service”: for any period, the remainder of (a) Project Revenues (but, in each case, excluding (i) any such revenues required to be deposited in an account other than the Revenue Account in accordance with the terms of the Depositary Agreement during such period unless and until such amounts are transferred to the Revenue Account and (ii) any equity contributions received by the Borrower during such period) earned during such period minus (b) O&M Costs incurred during such period; provided that, notwithstanding anything to the contrary herein, (i) Cash Flow Available for Debt Service for the first full calendar quarter following the First Funding Date shall be (A) actual Cash Flow Available for Debt Service for such quarterly period multiplied by (B) four, (ii) Cash Flow Available for Debt Service for the second full calendar quarter following the First Funding Date shall be (A) actual Cash Flow Available for Debt Service for the two quarterly periods ending on such date multiplied by (B) two, (iii) Cash Flow Available for Debt Service for the third full calendar quarter following the First Funding Date shall be (A) actual Cash Flow Available for Debt Service for the three quarterly periods ending on such date multiplied by (B) four-thirds and (iv) Cash Flow Available for Debt Service for the fourth full calendar quarter following the First Funding Date shall be actual Cash Flow Available for Debt Service for the four quarterly periods ending on such date.

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“Casualty Event”: an event that causes any of the Collateral (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”:

(a) the Designated Holders, in the aggregate, shall fail to own directly or indirectly, beneficially and of record, Capital Stock of Holdings representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings (on a fully diluted basis); or

(b) at any time, Holdings shall fail to beneficially and of record own and control directly 100% of the economic and voting Capital Stock of the Borrower (on a fully diluted basis) or such Capital Stock shall not be subject to the Lien of the Security Documents.

“Closing Date”: the date on which each of the conditions precedent under Section 5.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Closing Financial Information”:

(a) with respect to the PSEG Acquisition, (i) historical financial information with respect to the Project as set forth in Section 3.19 to Seller’s Disclosure Schedule of the PSEG Purchase Agreement, (ii) unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the 12-month period most recently ended at least 45 days prior to the applicable Funding Date, prepared after giving effect to such Acquisition and the other transactions contemplated hereby as if they had occurred as of the end of such 12-month period and (iii) the unaudited balance sheets of PSEG as of June 30, 2018 and September 30, 2018; and

(b) with respect to the JCP&L Acquisition, (i) historical financial information with respect to the Project as set forth in Section 3.19 to Seller’s Disclosure Schedule of the JCP&L Purchase Agreement, (ii) unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the 12-month period most recently ended at least 45 days prior to the Funding Date applicable to such Acquisition, prepared after giving effect to the Acquisition and the other transactions contemplated hereby as if they had occurred as of the end of such 12-month period and (iii) the audited balance sheet of JCP&L as of December 31, 2019 and the audited statement of income and cash flows for JCP&L for the fiscal year ended December 31, 2019;

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in each case, in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed by the Administrative Agent that any such document delivered to the Lenders on or prior to the date hereof is deemed reasonably satisfactory if such Lender has not objected to such document at least three (3) Business Days following delivery thereof.

“Closing Term Facility”: the meaning set forth in the definition of “Facility”.

“Closing Term Facility Commitment”: as to any Closing Term Lender, the obligation of such Closing Term Lender, if any, to make a Closing Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Closing Term Facility Commitment” opposite such Closing Term Lender’s name on Schedule 1.1A or in the Assignment and Assumption or amendment pursuant to which such Closing Term Lender became a party hereto. The original aggregate amount of the Closing Term Facility Commitments is $110,000,000, which amount may be adjusted from time to time in accordance with this Agreement.

“Closing Term Lender”: each Lender that has a Closing Term Facility Commitment or that holds a Closing Term Loan.

“Closing Term Loan”: as defined in Section 2.1(a)(i).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent, acting on behalf of and for the benefit of the Secured Parties (or any sub-agent or other Person acting for or on behalf of the Secured Parties) but excluding in all cases Excluded Assets.

“Collateral Agent”: The Bank of New York Mellon, together with any of its successors, in its capacity as collateral agent under the Intercreditor Agreement.

“Commitment”: as to (a) any Lender, its Term Commitment, (b) as to any Revolving Lender, its Revolving Commitment and (c) as to any Revolving Facility Issuing Bank, its Revolving L/C Commitment.

“Commitment Fees”: the commitment fees payable by the Borrower to Administrative Agent (for the account of the Lenders) pursuant to Section 2.6(a).

“Commitment Fee Rate”: with respect to the Revolving Facility, 0.50% per annum.

“Commodity Hedge and Power Sales Agreement”: any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement, any tariff or other quasi-governmental binding agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement (including, but not limited to, any physical call option and any heat rate option), tolling agreement, fuel purchase and sale agreement, emissions credit purchase and sale agreement, REC purchase

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and sale agreements, power transmission agreement, fuel transportation agreement, pipeline capacity agreement, fuel storage agreement, netting agreement or similar agreement entered into in respect of any commodity (but excluding any Energy Management Agreements), and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 11.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consent”: with respect to any Additional Project Document (to the extent required pursuant to Section 7.9(b)(ii)), a consent to collateral assignment of each counterparty to such Additional Project Document (other than the Borrower), in a form reasonably acceptable to the Administrative Agent.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents”: the collective reference to this Agreement, any Notes, the Security Documents, the Intercreditor Agreement, the Fee Letters and any other written agreement, instrument or undertaking delivered by any Loan Party to any Lender Party pursuant to any of the foregoing and designated a “Credit Document” by the Borrower and the Required Lenders (excluding any Commodity Hedge and Power Sales Agreements) and any amendment, waiver, restatement, supplement or other modification to any of the foregoing.

“Debt Service”: for any period, the sum, computed without duplication, of the following: (a) all scheduled payments of principal in respect of Indebtedness for Borrowed Money of the Borrower paid or payable (including the Loans) during such period (if any), (excluding (i) any payment due at the final maturity date of such Indebtedness for Borrowed Money and (ii) any mandatory prepayment of the Loans), plus (b) all amounts payable by the Borrower in respect of scheduled interest paid or payable in respect of Indebtedness for Borrowed Money of the Borrower during such period (including scheduled interest on the Loans), plus (c) all fees payable by the Borrower pursuant to the Credit Documents during such period; provided that, notwithstanding anything to the contrary herein, (i) Debt Service for the first full calendar quarter following the First Funding Date shall be (A) actual Debt Service for such quarterly period multiplied by (B) four, (ii) Debt Service for the second full calendar quarter following the First Funding Date shall be (A) actual Debt Service for the two quarterly periods ending on such date multiplied by (B) two, (iii) Debt Service for the third full calendar quarter following the First Funding Date shall be

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(A) actual Debt Service for the three quarterly periods ending on such date multiplied by (B) four-thirds and (iv) Debt Service for the fourth full calendar quarter following the First Funding Date shall be actual Debt Service for the four quarterly periods ending on such date.

“Debt Service Coverage Ratio”: for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.

“Debt Service Reserve Account”: the account of such name created under the Depositary Agreement.

“Debt Service Reserve Requirement”: as of any date of determination, an amount no less than (a) aggregate scheduled interest under the Facilities and (b) the amount of any letter of credit fees and commitment fees projected to be payable in respect of the Revolving Facility, in each case, for the six-month period occurring after such date.

“Debtor Relief Law”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Defaulting Lender”: subject to Section 2.21(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any debtor relief law applicable to it, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national

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regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(e)) upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Delayed Draw Term Facility”: the meaning set forth in the definition of “Facility”.

“Delayed Draw Term Commitment”: as to any Delayed Draw Term Lender, the obligation of such Delayed Draw Term Lender, if any, to make a Delayed Draw Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Delayed Draw Term Lender’s name on Schedule 1.1B or in the Assignment and Assumption or amendment pursuant to which such Delayed Draw Term Lender became a party hereto. The original aggregate amount of the Delayed Draw Term Commitments is $110,000,000, which amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Term Lender”: each Lender that has a Delayed Draw Term Commitment or that holds a Delayed Draw Term Loan.

“Delayed Draw Term Loan”: as defined in Section 2.1(a)(ii).

“Deposit Account”: as defined in the UCC of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a bank.

“Depositary Agent”: The Bank of New York Mellon, together with any of its successors, in its capacity as depositary agent under the Depositary Agreement.

“Depositary Agreement”: that certain Depositary Agreement, among the Borrower, Holdings, the Collateral Agent, the Intercreditor Agent, and the Depositary Agent, which will be substantially in the form attached hereto as Exhibit L, as amended, revised, supplemented or otherwise modified from time to time.

“Designated Holders”: any of LS Power Associates, L.P., LS Power Development, LLC, LS Power Equity Partners II, L.P. (including any of its related alternative investment vehicles), LS Power Equity Partners II PIE, L.P., LS Power Equity Partners III, L.P. (or any of its related feeder funds), LS Power Equity Partners IV, L.P. (or any of its related feeder funds) or any other fund or entity directly or indirectly managed and/or controlled by LS Power Development, LLC (excluding any Affiliated Debt Fund).

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“Distribution Account”: the account of such name created under the Depositary Agreement.

“Distribution Conditions”: as of any date of determination, (a) no Default or Event of Default shall have occurred and be continuing as of such date, (b) the Debt Service Reserve Account is funded in an amount equal to not less than the then-applicable Debt Service Reserve Requirement as of the Quarterly Payment Date occurring on or immediately prior to such date, (c) no Revolving L/C Unreimbursed Drawings are outstanding as of the Quarterly Payment Date occurring on or immediately prior to such date of determination, (d) the Debt Service Coverage Ratio for the immediately preceding four-quarter period, measured as of the Quarterly Payment Date occurring on or immediately prior to such date of determination, shall be no less than 1.35:1.00 and (e) the Quarterly Payment Date on or immediately preceding such date of determination shall not be more than thirty (30) months after the last day of the calendar month in which such First Funding Date occurs.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Early Opt-in Election”: the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.22 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR; and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EDF”: EDF Trading North America LLC, a Texas limited liability company or any of its Affiliates.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Assignee”: (a) any Lender or Revolving Facility Issuing Bank, any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, (c) any trust or other entity that is funded by one or more Persons meeting the requirements of clause (b), and (d) with respect to Term Loans and Term Commitments only, any Affiliated Lender or any Affiliated Debt Fund; provided that in no event shall Holdings or the Borrower constitute an Eligible Assignee.

“Energy Management Agreements”: any agreement providing for marketing, trading and sales of fuel, power and other energy-related products and services including energy and risk management services relating thereto.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Materials of Environmental Concern; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent related to exposure to Materials of Environmental Concern) or the environment (including natural resources).

“Environmental Consultant”: EA Engineering, Science, and Technology, Inc.

“Environmental Laws”: ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Laws (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health and safety or the environment.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (referred to as “Eurocurrency Liabilities” in Regulation D of the Board as of the date hereof) maintained by a member bank of the Federal Reserve System.

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“Eurodollar Base Rate”: with respect to an Interest Period for Eurodollar Loans, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Limited Interest Settlement Rate (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such day (the rate referenced in the preceding clause (a) or (b), “LIBOR”) or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent equal to the offered quotation rate to first class banks in the London interbank market by the principal London office of the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loans of the Administrative Agent in its capacity as a Lender for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such day; provided that at no time shall the Eurodollar Base Rate be deemed to be less than 0.00% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility where the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Eminent Domain”: any compulsory transfer, seizure or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material part of the Collateral or any of the property subject to a Mortgage, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of New Jersey, the United States or another Governmental Authority having jurisdiction.

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“EWG”: an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Assets”: as defined in the Pledge and Security Agreement.

“Facility”: each of (a) the Closing Term Facility Commitments and the Closing Term Loans made hereunder (the “Closing Term Facility”), (b) the Delayed Draw Term Commitments and the Delayed Draw Term Loans made hereunder (the “Delayed Draw Term Facility”, and together with the Closing Term Facility, the “Term Facilities”) and (c) the Revolving Commitments and the Revolving Loans made hereunder (together with the Revolving L/C Facility, the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters”: (a) the Fee Letter, dated as of the date hereof, among the Borrower and each Joint Coordinating Lead Arranger, and (b) each other fee letter, dated as of the date hereof, between the Borrower and any Agent or any other Lender Party (or any Affiliate thereof) that relates to the transactions contemplated hereby.

“Fee Payment Date”: (a) commencing with the third Business Day following the last Business Day in the first full calendar quarter following the First Funding Date and thereafter, the third Business Day following the last Business Day in each of March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FERC”: Federal Energy Regulatory Commission and its successors.

“First Acquisition”: the first Acquisition to be consummated.

“First Funding Date: the date that each of the conditions precedent under Section 5.1 and Section 5.2 has been satisfied or waived in accordance with the terms of this Agreement.

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“Flood Hazard Determination”: as defined in Section 6.11(c)(iv).

“Flood Hazard Property”: as defined in Section 6.11(c)(iv).

“Flood Laws”: as defined in Section 6.11(c)(iv).

“Flood Requirements”: as defined in Section 6.11(c)(iv).

“Flow of Funds Memorandum”: each of the flow of funds memoranda dated as of the First Funding Date and Second Funding Date, as applicable, delivered by the Borrower to the Administrative Agent and the Depositary Agent pursuant to Section 5.2(n) and Section 5.3(d).

“FPA”: the Federal Power Act, as amended, and all rules or regulations adopted thereunder.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Revolving Facility Issuing Bank, such Defaulting Lender’s Revolving Percentage of the Revolving L/C Obligations in respect of outstanding Letters of Credit issued by such Revolving Facility Issuing Bank other than Revolving L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders pursuant to Section 2.21(g).

“Funding Date”: the First Funding Date or the Second Funding Date, as the case may be.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower, any Revolving Facility Issuing Bank and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, consistently applied, subject to Section 1.2(b).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), any applicable regional transmission organization or independent system operator as approved by FERC or the North American Electric Reliability Corporation (or any applicable regional entity thereof).

“Governmental Official”: any (a) governmental official or employee or employee of any government-owned or government-controlled entity, (b) political party, official of a political party, or candidate for political office, or (c) official of any public international organization or anyone else acting in an official capacity.

“Guarantee”: any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to

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induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holdings”: as defined in the recitals hereto.

“Indebtedness”: with respect to any Person, at any time, without duplication

(a) all Indebtedness for Borrowed Money of such Person;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) the obligations under all Swap Agreements of such Person; and

(e) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof;

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

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“Indebtedness for Borrowed Money”: of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Purchase Money Indebtedness or Capital Lease Obligations.

“Indemnified Liabilities”: as defined in Section 11.6.

“Indemnitee”: as defined in Section 11.6.

“Independent Consultants”: the collective reference to the Environmental Consultant, the Insurance Consultant, the Market Consultant and the Independent Engineer.

“Independent Engineer”: Lummus Consultants International LLC, and its successors, or another widely recognized independent engineering firm or engineer retained as an independent engineer by the Borrower, the appointment of which is approved in writing by the Required Lenders (such approval not to be unreasonably withheld).

“Insurance Consultant”: Moore-McNeil, LLC , and its successors, or another nationally recognized independent insurance consultant retained as an insurance consultant by the Borrower, the appointment of which is approved in writing by the Required Lenders (such approval not to be unreasonably withheld).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Indebtedness”: as defined in Section 7.4(d).

“Intercreditor Agent”: The Bank of New York Mellon, together with any of its successors, in its capacity as intercreditor agent under the Intercreditor Agreement.

“Intercreditor Agreement”: that certain Collateral Agency and Intercreditor Agreement, among the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Intercreditor Agent and the other Persons from time to time party thereto, which will be substantially in the form attached hereto as Exhibit M, as amended, revised, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, each Quarterly Payment Date to occur while such Loan is outstanding and the Scheduled Termination Date, (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto; provided that, as to any such Eurodollar Loan, if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of the Interest Period shall also be Interest Payment Dates, and (c) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

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“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six or, if agreed to by all affected Lenders, twelve (12) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six or, if agreed to by all affected Lenders, twelve (12) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)	the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Scheduled Termination Date;

(iii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)	the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(v)

the Borrower may request that the initial borrowing of Loans on the applicable Funding Date have an Interest Period ending on the last Business Day of the first full calendar quarter following such Funding Date, whether such Loans are borrowed initially as ABR Loans and then converted to Eurodollar Loans or borrowed initially as Eurodollar Loans.

“Interest Rate Hedging Agreement”: any Swap Agreement entered into by the Borrower in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of the Borrower.

“Investment Accounts”: the Securities Accounts and the Deposit Accounts.

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“Investments”: as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition of any Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“ITC”: investment tax credit under Section 48 of the Code.

“JCP&L”: Jersey Central Power & Light Co., a New Jersey corporation.

“JCP&L Purchase Agreement”: that certain Asset Purchase Agreement, dated as of April 6, 2020, between the Borrower and JCP&L.

“JCP&L Acquisition”: the acquisition effected under the JCP&L Purchase Agreement pursuant to which the Borrower has agreed to, among other things, purchase a 50% undivided ownership interest in the Project from JCP&L.

“Joint Coordinating Lead Arrangers”: the reference to each of BNP Paribas Securities Corp., MUFG Bank, Ltd. and Bank of Montreal, Chicago Branch, in each case together with its respective Affiliates, as joint coordinating lead arrangers with respect to the Commitments.

“L/C Indemnitee”: as defined in Section 10.7(b).

“Lender Parties”: the collective reference to the Lenders and the Revolving Facility Issuing Banks.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to Lenders shall be deemed to include Conduit Lenders.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit”: any standby letter of credit issued by a Revolving Facility Issuing Bank in accordance with the terms of this Agreement.

“LIBOR”: as set forth in the definition of “Eurodollar Base Rate”.

“Lien”: with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Capital Stock, voting trust agreements and all similar arrangements).

“Limited Conditionality Principles”: to the extent any lien or security interest in any Collateral (other than the pledge and perfection of the security interests after giving effect to the filings to be made pursuant to Section 5.2(h) and the delivery of documents contemplated pursuant to Section 5.2(i) is not or cannot be perfected on the applicable Funding Date after the Borrower’s

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use of commercially reasonable efforts to do so, then in each case, the creation and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the applicable Funding Date, but instead may be accomplished within 30 days after the applicable Funding Date in accordance with Section 6.11 and the Security Documents.

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Revolving L/C Advance.

“Loan Parties”: the collective reference to the Borrower and Holdings.

“Local Accounts”: one or more local checking, deposit or securities accounts with balances that do not exceed at any time $3,000,000 in the aggregate.

“Major Maintenance Expenses”: all costs, other than administrative costs and costs incurred in connection with the day-to-day operation and maintenance of the Project, incurred by the Borrower in accordance with Prudent Industry Practice for any overhaul of, or major maintenance procedure for, the Project or any part thereof (excluding any such costs that are payable by other Persons under warranty or similar agreements or insurance policies).

“Market Consultant”: Leidos Engineering, LLC, and its successors, or another widely recognized market retained as a market consultant by the Borrower, the appointment of which is approved in writing by the Required Lenders (such approval not to be unreasonably withheld).

“Master Agreement”: as defined in the definition of “Swap Agreement”.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents to which it is a party, (c) the validity or enforceability of this Agreement or the other Credit Documents or (d) the material rights and remedies available to the Collateral Agent and the Lender Parties under the Credit Documents or the continued perfection and priority of the Collateral as contemplated by the Security Documents.

“Material Project Documents”: (a) the Yards Creek Operating Agreement; provided that such agreement shall cease to be a Material Project Document on the Second Funding Date, (b) commencing on the date following the Second Funding Date on which such agreement is assigned to the Borrower, as Interconnection Customer, the Interconnection Service Agreement, effective April 30, 2014, between PJM, JCP&L, as Interconnection Customer, and JCP&L, as Interconnected Transmission Owner and (c) any agreement that replaces or succeeds the foregoing as an operating agreement among owners of undivided interests in the Project.

“Material Project Participants”: (a) with respect to the Yards Creek Operating Agreement, JCP&L and (b), with respect to any other Material Project Document, each Person (other than the Borrower) from time to time party to such Material Project Document.

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“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“MBR Authority”: a final order issued by FERC pursuant to Section 205 of the FPA (a) authorizing the Borrower to sell electric energy, capacity, and ancillary services at negotiated, “market-based” rates, without limitation or condition, other than limitations and conditions generally applicable to similarly situated wholesale sellers of electric energy, capacity and/or ancillary services, that could reasonably be expected to result in a Material Adverse Effect, (b) accepting the Borrower’s market-based rate tariff for filing, and (c) granting the Borrower waivers of regulations and blanket authorizations typically granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and Part 34 of FERC’s regulations.

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages”: (a) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (New Jersey) to be entered into by the Borrower for the benefit of the Collateral Agent pursuant to Section 6.11(c)(i) and (b) any mortgage, deed of trust, assignment of leases and rents required to be delivered by the Borrower hereunder, in each case substantially in the form of Exhibit J (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Administrative Agent, acting reasonably.

“Mortgaged Property”: the real property of the Borrower as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to a Mortgage, as specified therein.

“Multiemployer Plan”: any Plan with respect to which the Borrower or any ERISA Affiliate may have any liability that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Cash Proceeds”: (a) in connection with any Asset Disposition, Casualty Event or Event of Eminent Domain, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, amounts required to be applied to the repayment of Indebtedness (including any premium, penalty and interest paid in connection with such payment) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Disposition, Casualty Event or Event of Eminent Domain (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof by the Borrower or its direct or indirect beneficial owners, including transactions or deemed transactions effected in order to carry out the related prepayment (after taking into account any available tax credits or deductions and any tax sharing arrangements), in each case (other than taxes) to the extent payable to a Person that is not an Affiliate of the Borrower and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’

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fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party.

“NFIP”: as defined in Section 6.11(c)(iv).

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Recourse Persons”: as defined in Section 11.17(a).

“Non-Renewal Notice Date” as defined in Section 3.1(b)(iii).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“O&M Costs”: for any period, the sum, computed without duplication among any of the following categories or from period to period, of all maintenance, operation and administration costs, which are incurred with respect to the Borrower and by the Borrower with respect to the Project (or any portion thereof) in any particular period (other than any costs to be funded from the Distribution Account), including (i) franchise, licensing, sales, property, real estate, excise and other similar taxes (but not taxes on or measured by net income or any income tax equivalent unless the Borrower is obligated to pay such taxes under any Applicable Law), (ii) costs of any materials, supplies, spare parts, utilities or services for the Project, (iii) electricity and pumping costs (including costs of transmission and related charges), costs of additives or chemicals and transportation costs related thereto and the cost of other consumables), (iv) premiums for insurance policies, (v) payments under any lease, any Energy Management Agreement, or any other contractual obligations of the Borrower (including payments under the Commodity Hedge and Power Sales Agreements (other than termination payments)) and any other costs required to be paid to satisfy any Applicable Law, (vi) Major Maintenance Expenses and Capital Expenditures, (vii) Purchase Money Indebtedness (including Capital Lease Obligations), (viii) legal, accounting and consulting fees and expenses and other transaction costs, (ix) costs of obtaining, maintaining, renewing and amending any Permits, (x) employee salaries, wages and other employment related costs and (x) other general and administrative expenses, including expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens) and administrative fees, costs and expenses and indemnification payments due in respect of Indebtedness. The amount of such costs to be attributed to a particular period shall be the amount actually incurred in such period; provided that O&M Costs shall not include (a) costs, expenses and charges relating to any Casualty Event or Event of Eminent Domain, including any application of Net Cash Proceeds of a Casualty Event or Event of Eminent Domain to a reinvestment, restoration or repair work in respect of properties affected by the Casualty Event or Event of Eminent Domain or acquisition of replacement property, (b) Debt Service or prepayments or other payments of Indebtedness for Borrowed Money (excluding Purchase Money Indebtedness to the extent otherwise included), (c) non cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature and (d) payments of any kind with respect to Restricted Payments.

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“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, the Letters of Credit, all Revolving L/C Advances and all Revolving L/C Unreimbursed Drawings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or any Lender Party that are required to be paid by the Borrower pursuant to the terms of the Credit Documents) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of or otherwise with respect to, this Agreement or any other Credit Document.

“Participant”: as defined in Section 11.3(c)(i).

“Participant Register”: as defined in Section 11.3(c)(iii).

“Pass-Through Entity”: any entity that is treated as an entity disregarded from its owner for U.S. federal income tax purposes or as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

“Patriot Act”: as defined in Section 11.17.

“Payment Event of Default”: the occurrence of any of the events specified in Section 8(a).

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Performance Guarantee”: any performance guaranty agreement entered into by the Borrower under which such Person (a) guarantees the performance of the Borrower under a principal lease, offtake, supply, service, construction, operating or other agreement relating to the Project or (b) is otherwise obligated to provide performance related support in connection with the Project, in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Permits”: (a) any action, approval, consent, waiver, exemption, variance, franchise, order, judgment, decree, permit, authorization, right, filing, registration, ruling, tariff, rate, certification, plan or license or other action or requirement of, with or from a Governmental Authority or (b) any required notice to, any declaration of, or with, or any registration by any Governmental Authority.

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“Permitted Commodity Hedge and Power Sales Agreements”: any Commodity Hedge and Power Sales Agreement entered into by the Borrower after the Closing Date pursuant to Section 7.12.

“Permitted Hedge Counterparties”: any Person (a) that (i) is a commercial bank, investment bank, insurance company, investment fund or other similar financial institution or Affiliate thereof, (ii) is a public utility or any exchange (e.g., Intercontinental Exchange, Inc.) or regional system operator (e.g. PJM), (iii) is in the business of selling, marketing, purchasing, trading or distributing electric energy or transporting, selling, marketing, trading or storing fuel or (iv) is party to a Permitted Commodity Hedge and Power Sales Agreement as of the Closing Date, and (b) as of the date the applicable Permitted Commodity Hedge and Power Sales Agreement is entered into (i) with respect to any such Person described in clause (a)(i) or, with respect to a Permitted Commodity Hedge and Power Sales Agreement that is not physically settled, any such Person described in clause (a)(ii) or clause (a)(iii), that has a rating of at least BBB+ by S&P and at least Baa1 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB+ by S&P or at least Baa1 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable), (ii) with EDF, if EDF has a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable), (iii) with respect to a Permitted Commodity Hedge and Power Sales Agreement that is physically settled, any such Person described in clause (a)(ii) or clause (a)(iii), that has a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable) and (iv) with respect to any such Person described in clause (a)(iv), that has the applicable rating specified in clause (b)(i), clause (b)(ii) or clause (b)(iii); provided, that, in each case, if, as of any date of determination, EDF or such Person does not have any rating of its unsecured long-term senior debt obligations, then such Person’s corporate (or corporate issuer, as applicable) rating shall be at least that set forth in the applicable subsection of clause (b) and provided further that where more than one rating requirement may be applicable under clause (b), the lowest requirement shall apply.

“Permitted Indebtedness”: as defined in Section 7.4.

“Permitted Liens”:

(a) Liens created pursuant to the Security Documents;

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(b) Liens for (i) Taxes not yet due or (ii) Taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of sub-clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the operation and maintenance of property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than 90 days or that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Borrower, as the case may be, in conformity with GAAP;

(d) Liens, deposits or pledges to secure the performance of trade contracts (other than for Indebtedness for Borrowed Money), bids, tenders, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens securing Indebtedness of the Borrower incurred pursuant to Section 7.4(l) to finance Capital Expenditures (and Permitted Refinancing Indebtedness in respect of the same); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased;

(f) easements, rights-of-way and other similar encumbrances on title to real property that do not render title to such property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purpose;

(g) (i) Liens securing Purchase Money Indebtedness incurred pursuant to Section 7.4(c) (and Permitted Refinancing Indebtedness in respect of the same) and (ii) Liens securing obligations under any Permitted Commodity Hedge and Power Sales Agreement or other Swap Agreement permitted under Section 7.12, subject to any applicable limitations in the Intercreditor Agreement;

(h) Liens in existence on the date hereof set forth on Schedule 7.3;

(i) Liens securing judgments for the payment of money (not constituting a Default under Section 8(h)) or securing appeal or other surety bonds related to such judgments;

(j) deposits or pledges to secure statutory obligations relating to worker’s compensation, unemployment insurance or other social security legislation;

(k) any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased;

(l) all matters listed as an exception or Lien in any Title Policy insuring the Property subject to the Mortgage or delivered in connection with Section 6.11(b) and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the use of the affected property or the value of the Collateral as a whole and that do not secure Indebtedness for Borrowed Money;

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(m) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;

(n) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(o) any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;

(p) Liens on accounts receivable and each related deposit or securities account to the extent such accounts receivable are deposited therein granted in each case on customary terms over no greater than sixty (60) days of receivables pursuant to any Permitted Commodity Hedge and Power Sales Agreement or any Energy Management Agreement and entered into by the Borrower or any of its Affiliates in the ordinary course of business;

(q) Liens arising under (i) terms and conditions of contractual obligations of the Borrower in any agreement, instrument or other written undertaking in existence on the Closing Date, or (ii) Additional Project Documents entered into after the Closing Date and otherwise permitted under Section 7.9;

(r) Liens on deposits of cash or Cash Equivalents securing obligations under any Permitted Commodity Hedge and Power Sales Agreements which deposits shall not exceed $20,000,000 in the aggregate at any one time outstanding;

(s) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(t) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,000,000 at any one time;

(u) any netting or set-off arrangements under any contractual obligations of the Borrower in any agreement, instrument or other written undertaking otherwise permitted hereunder;

(v) Liens on Excluded Assets; and

(w) Liens with respect to any cash collateral account for the benefit of a holder of Indebtedness permitted under Sections 7.4(i) or (j) and where the amounts deposited into such cash collateral accounts shall not exceed $20,000,000 in the aggregate at any one time outstanding.

“Permitted Refinancing Indebtedness”: Indebtedness of the Borrower incurred to refinance all or any portion of any other Indebtedness of the Borrower; provided that with respect to any such Indebtedness (other than Indebtedness incurred to refinance all of the Indebtedness under this Agreement):

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(a) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred by the Borrower in connection therewith);

(b) such Indebtedness has a final maturity date (or require mandatory commitment reduction in full) equal to or later than the date that is the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced;

(c) if such Indebtedness being refinanced is subordinated in right of payment to the Loans, such Indebtedness remains subordinated in right of payment to the Loans on terms at least as favorable to the Lender Parties as those contained in the documentation governing such Indebtedness being refinanced;

(d) such Indebtedness is not secured, or purported to be secured, by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or, if a refinancing of the Loans or other Secured Pari Indebtedness, such Indebtedness shall not rank higher in right of payment under the Depositary Agreement than the Indebtedness being refinanced; and

(e) any additional terms and conditions applicable to such Indebtedness are not materially adverse to the interests of the Lenders; and

(f) the proceeds of such Indebtedness are applied to prepay the Indebtedness being refinanced.

“Permitted Tax Distributions”: as defined in Section 7.07(c).

“Person”: an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, business entity, estate or other judicial entity or Governmental Authority.

“Phase I Report”: that Phase I Environmental Site Assessment Report of the Project, dated as of June 4, 2020 and prepared by the Environmental Consultant for LS Power Equity Advisors, LLC.

“PJM”: PJM Interconnection, L.L.C. and any successor entity thereto or to its functions.

“Plan”: an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or required to be made, by the Borrower.

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“Pledge and Security Agreement”: that certain Pledge and Security Agreement, among the Borrower, Holdings and the Collateral Agent, which will be substantially in the form attached hereto as Exhibit K, as amended, revised, supplemented or otherwise modified from time to time.

“Pledged Notes”: as defined in the Pledge and Security Agreement.

“Pledged Stock”: as defined in the Pledge and Security Agreement.

“Project”: the hydroelectric generation facilities and all other ancillary facilities, improvements, buildings and other structures included as part of the Yards Creek Pumped Storage Station licensed by FERC as Project No. 2309.

“Project Commercially Reasonable Efforts”: to the extent the Borrower has rights over, or consents in respect of, such action under the Yards Creek Operating Agreement, the Borrower has used commercially reasonable efforts to cause such compliance in all material respects with such covenant to the extent reasonable after taking into account the Borrower’s relationships with its relevant business partners.

“Project Revenues”: for any period, all revenues earned by the Borrower, including (a) the proceeds earned from any Asset Disposition, (b) revenues earned from the sale, transmission and distribution of electrical energy, capacity, energy transmission, blackstart capability, ancillary services and RECs, (c) payments due to the Borrower under Energy Management Agreements and Commodity Hedge and Power Sales Agreements, (d) investment income earned on amounts in any accounts of the Borrower, (e) proceeds of business interruption insurance due to the Borrower, (f) proceeds of liability insurance due to the Borrower (and not required to be paid to a Person other than the Borrower) and (g) all other operating income, however earned or received, by the Borrower during such period.

“Project Subsidies”: any ITCs available to the Borrower.

“Properties”: as defined in Section 4.15(a).

“property” or “properties”: unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudent Industry Practice”: those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with Applicable Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the utility generation and transmission industry during the relevant period in light of the circumstances.

“PSEG”: PSEG Fossil, LLC, a Delaware limited liability company.

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“PSEG Purchase Agreement”: that certain Asset Purchase Agreement, dated as of February 23, 2020, between the Borrower and PSEG.

“PSEG Acquisition”: the acquisition effected under the PSEG Purchase Agreement pursuant to which the Borrower has agreed to, among other things, purchase a 50% undivided ownership interest in the Project from PSEG.

“PUHCA”: the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“Purchase Agreement”: the PSEG Purchase Agreement or the JCP&L Purchase Agreement, as context requires.

“Purchase Agreement Representations”: with respect to each Purchase Agreement, the representations and warranties made by the Seller thereunder with respect to the Project in such Purchase Agreement that are material to the interests of the Lenders.

“Purchase Money Indebtedness”: Indebtedness of a Person (a) incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets of such Person and (b) that is secured solely by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof).

“Quarterly Payment Date”: each March 31, June 30, September 30 and December 31.

“RECs”: all renewable energy credits, offsets, or other benefits (other than the Project Subsidies) allocated, assigned or otherwise awarded or certified to the Borrower by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the hydroelectric generation industry in connection with the Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to the Borrower.

“Register”: as defined in Section 11.3(b)(iv).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, trustees, agents and advisors of such Person.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Reporting Deliverable”: as defined in Section 1.2(g).

“Required Insurance”: as defined in Section 6.6.

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“Required Lenders”: at any time, the holders of more than 50% of, without duplication, (a) until the First Funding Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of the Closing Term Loans and Delayed Draw Term Loans then outstanding, (ii) the total Delayed Draw Term Commitments then in effect and (iii) Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The total Commitments and Total Revolving Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, except, solely with respect to Defaulting Lenders, as otherwise set forth in Section 2.21. Subject to Section 11(d), any Term Loans or Term Commitments held by an Affiliated Lender or Affiliated Debt Fund shall be disregarded in determining Required Lenders.

“Requirements of Law”: as to any Person, any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, the Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, FPA, the Energy Policy Act of 2005, including PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, senior vice president, vice president, Senior Financial Officer, treasurer or assistant treasurer, or other similar officer of the Borrower or Holdings as applicable that in each case has responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment”: as defined in Section 7.7.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revenue Account”: the account of such name created under the Depositary Agreement.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1C or in the Assignment and Assumption or amendment pursuant to which such Lender became a party hereto. The amount of any Revolving Commitment may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Period”: the period from and including the First Funding Date to (and excluding) the Scheduled Termination Date in respect of the Revolving Facility.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of Revolving Loans held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the outstanding Revolving L/C Obligations at such time.

“Revolving Facility”: the meaning set forth in the definition of “Facility”.

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“Revolving Facility Issuing Bank”: any of (a) BNP Paribas and (b) each other Revolving Lender as the Borrower may from time to time select as a Revolving Facility Issuing Bank hereunder (provided that such Revolving Lender shall be reasonably acceptable to the Administrative Agent and such Revolving Lender has agreed to be a Revolving Facility Issuing Bank hereunder in a writing satisfactory to the Administrative Agent, executed by such Revolving Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. A Revolving Facility Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Revolving Facility Issuing Bank, in which case the term “Revolving Facility Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Revolving L/C Advance”: as to any Revolving Lender, such Revolving Lender’s funding of its participation in any Revolving L/C Unreimbursed Drawings in respect of any Letter of Credit in accordance with its Revolving Percentage pursuant to Section 3.1(c)(iii).

“Revolving L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Revolving Facility Issuing Bank, together with a request for Revolving L/C Credit Extension substantially in the form of Exhibit C (or such other form as the Administrative Agent and the applicable Revolving Facility Issuing Bank may approve).

“Revolving L/C Availability Period”: the period from and including the First Funding Date to the earlier of (a) the Revolving L/C Expiration Date and (b) the date on which (i) all Commitments have expired or been terminated, (ii) the principal amount of all Loans and all other payment Obligations have been paid in full and (iii) all Letters of Credit have been cancelled or have expired or been Cash Collateralized.

“Revolving L/C Commitment”: as to any Revolving Facility Issuing Bank, its commitment to issue Letters of Credit, and to amend, reinstate or extend Letters of Credit previously issued by it, pursuant to Section 3.1, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Revolving Facility Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Revolving Facility Issuing Bank’s name on Schedule 1.1D and (b) in the case of any Revolving Lender that becomes a Revolving Facility Issuing Bank hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Lender shall become a Revolving Facility Issuing Bank, in each case as the maximum aggregate Available Amount of all outstanding Letters of Credit to be issued by such Revolving Facility Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Facility Issuing Bank, the Borrower and the Administrative Agent. The aggregate Revolving L/C Commitments of all the Revolving Facility Issuing Banks shall be less than or equal to the Total Revolving Commitments as in effect from time to time.

“Revolving L/C Credit Extension”: as to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

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“Revolving L/C Documents”: as to any Letter of Credit, each Revolving L/C Application and any other document, agreement and instrument entered into by the applicable Revolving Facility Issuing Bank and the Borrower or in favor of such Revolving Facility Issuing Bank and relating to such Letter of Credit.

“Revolving L/C Expiration Date”: the day that is five (5) Business Days prior to the Scheduled Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Revolving L/C Facility”: the Revolving L/C Commitment, the Revolving L/C Obligations and the Revolving L/C Advances.

“Revolving L/C Fee”: as defined in Section 2.6(c).

“Revolving L/C Obligations”: as of any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate amount of all Revolving L/C Unreimbursed Drawings.

“Revolving L/C Unreimbursed Drawing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date due.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving Extensions of Credit of all Revolving Lenders then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Sanctioned Country”: a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person”: (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Canada or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clause (a) or (b) hereof.

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“Sanctions”: any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; or (d) Her Majesty’s Treasury.

“Scheduled Termination Date”: the date that is three (3) years after the First Funding Date.

“Standard & Poor’s” or “S&P”: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“SDN List”: the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“SEC”: the U.S. Securities and Exchange Commission.

“Second Acquisition”: the second Acquisition to be consummated.

“Second Funding Date”: the date that each of the conditions precedent under Section 5.1 and Section 5.3 has been satisfied or waived in accordance with the terms of this Agreement.

“Secured Interest Rate Hedge Provider”: any Person who is a Lender, an Agent or one of the Joint Coordinating Lead Arrangers or an Affiliate of a Lender, an Agent or one of the Joint Coordinating Lead Arrangers (or any Person who was a Lender, an Agent or one of the Joint Coordinating Lead Arrangers or an Affiliate of a Lender, an Agent or one of the Joint Coordinating Lead Arrangers at the time of execution and delivery of an Interest Rate Hedging Agreement) who has entered into an Interest Rate Hedging Agreement. For the avoidance of doubt, each Secured Interest Rate Hedge Provider shall continue to be a Secured Interest Rate Hedge Provider regardless of whether it or its Affiliates ceases to be a Lender.

“Secured Interest Rate Hedging Agreement”: any Interest Rate Hedging Agreement which is provided by a Secured Interest Rate Hedge Provider.

“Secured Pari Indebtedness”: the Facilities and any other Senior Indebtedness that is secured on a pari passu basis with the Collateral pursuant to the terms of Credit Documents.

“Secured Parties”: collectively, the Administrative Agent, Collateral Agent, the Intercreditor Agent, the Depositary Agent, and the Persons that have extended, or that are obligated to extend, financial accommodations to the Borrower pursuant to the Credit Documents, including the Lender Parties and secured Permitted Hedge Counterparties.

“Securities” or “Security”: shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Accounts”: all “securities accounts” as defined in Article 8 of the UCC.

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“Securities Act”: the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents”: collectively, the Pledge and Security Agreement, the Depositary Agreement, the Mortgages, the Account Control Agreements, the Consents and each other security agreement, pledge agreement or mortgage executed and delivered to secure the Obligations.

“Seller” or “Sellers”: individually or collectively, PSEG and JCP&L, as context requires.

“Seller Material Adverse Effect”: with respect to:

(a) the PSEG Acquisition, means any fact, circumstance, event, change, effect or occurrence that, with all other facts, circumstances, events, changes, effects or occurrences, (i) has or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, or properties of the Business, or (ii) that would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to consummate the Transaction, provided, however, that no facts, circumstances, events, changes, effects or occurrences (by themselves or when aggregated with any other facts, circumstances, events, changes, effects or occurrences) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Seller Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Seller Material Adverse Effect (except, with respect to any fact, circumstance, event, change, effect or occurrence described in clauses (A) or (F)(2), to the extent that it has a disproportionate impact on the Yards Facility, relative to other similar generating facilities, but then only the extent of such disproportionate impact shall be considered for purpose of determining if a Seller Material Adverse Effect has occurred): (A) the effect of any change generally affecting the industries in which the Yards Facility operates or the economy or the financial or securities markets (including changes in interest rates or other costs for or reduction in the availability of financing) in the United States or elsewhere in the world, including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, weather, climate change, acts of God, declared or undeclared acts of war or terrorism, (B) any litigation relating to this Agreement or the Transaction commenced by Buyer or its Affiliates against Seller or its Affiliates, (C) weather, (D) the seasonality of the Yards Facility, (E) effects of public perceptions of power generation facilities or matters related thereto, (F) the effect of (1) the announcement of, or compliance with, this Agreement or the announcement of the Transaction or the identity of Buyer or its Affiliates or any facts or circumstances relating to Buyer or its Affiliates, or (2) any changes in applicable Law or GAAP or interpretation thereof, (G) any action taken (or not taken) by Seller at the written request of Buyer, (H) any failure of Seller to meet any projections, forecasts or estimates (but not the underlying cause of such failure), or (I) any changes in the credit rating of Seller or its Affiliates (but not the underlying cause of such change); and

(b) the JCP&L Acquisition, means any fact, circumstance, event, change, effect or occurrence that, with all other facts, circumstances, events, changes, effects or occurrences, (a) has or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, or properties, taken as a whole, of the Business, or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to consummate the Transaction, provided, however, that no facts, circumstances, events, changes,

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effects or occurrences (by themselves or when aggregated with any other facts, circumstances, events, changes, effects or occurrences) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Seller Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Seller Material Adverse Effect (except, with respect to any fact, circumstance, event, change, effect or occurrence described in clauses (A) or (F)(2), to the extent that it has a disproportionate impact on the Yards Facility, relative to other similar generating facilities, but then only the extent of such disproportionate impact) shall be considered for purposes of determining if a Seller Material Adverse Effect has occurred: (A) the effect of any change generally affecting the industries in which the Business operates or the economy or the financial or securities markets (including changes in interest rates or other costs for or reduction in the availability of financing) in the United States or elsewhere in the world, including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, weather, climate change, acts of God or declared or undeclared acts of war or terrorism or the COVID-19 virus, (B) any litigation relating to this Agreement or the Transaction commenced by Buyer or its Affiliates against Seller or its Affiliates, (C) weather, (D) the seasonality of the Business, (E) effects of public perceptions of power generation facilities or matters related thereto, (F) the effect of (1) the announcement of, or compliance with, this Agreement or the announcement of the Transaction or the identity of Buyer or its Affiliates or any facts or circumstances relating to Buyer or its Affiliates, or (2) any changes in applicable Law or GAAP or interpretation thereof, (G) any action taken (or not taken) by Seller at the request of a Buyer Authorized Person, (H) any failure of Seller to meet any projections, forecasts or estimates (but not the underlying cause of such failure), (I) any changes in the credit rating of Seller or its Affiliates (but not the underlying cause of such change) or (J) the announcement or consummation of the PSEG Closing;

It being understood that for purposes of this definition any capitalized term shall have the meaning set forth in the corresponding Purchase Agreement.

“Senior Financial Officer”: the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower or Holdings, as applicable, or, if specified by the Borrower, another officer of the Borrower or Holdings.

“Senior Indebtedness”: the Indebtedness of the Borrower that is not expressed to be subordinate or junior in rank to any other Indebtedness of the Borrower, including any Indebtedness under this Agreement or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any existing Senior Indebtedness.

“Single Employer Plan”: any Plan with respect to which the Borrower or any ERISA Affiliate may have any liability that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website at http://www.newyorkfed.org, or any successor source.

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“Solvent”: with respect to any Person, as of any date of determination, (a) the sum of “liabilities, contingent or otherwise” of such Person is less than the “present fair saleable value” of the assets of such Person; (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the liabilities of such Person on their debts as they become absolute and matured; (c) the capital of the Borrower is not unreasonably small in relation to the business of such Person contemplated as of the date hereof; and (d) such Person has not and does not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business or otherwise. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Further, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Representations and Warranties”: the representations and warranties made by the Borrower in Sections 4.1, 4.2, 4.5(b) and 4.5(c) (in each case, as it relates to the entering into and performance of the Credit Documents), 4.9, 4.25, and 4.28, and any equivalent representation and warranty made by Holdings in the Pledge and Security Agreement.

“Sponsor”: as defined in the recitals hereto.

“Sponsor Model”: the Sponsor’s financial model delivered to the Joint Coordinating Lead Arrangers on June 30, 2020 with modifications as may be mutually agreed by the Arrangers and the Borrower.

“Subsidiary”: as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Swap Agreement”: (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and

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the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement, (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease”: at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties or other additions to tax with respect thereto.

“Term Commitment”: the Closing Term Facility Commitment or the Delayed Draw Term Commitment, as applicable.

“Term Facilities”: the meaning set forth in the definition of “Facility”.

“Term Lenders”: the Closing Term Lenders and the Delayed Draw Term Lenders, as the case may be.

“Term Loans”: (a) at any time on or prior to the Second Funding Date, the Closing Term Loans and (b) at any time after the Second Funding Date, the Closing Term Loans and any Delayed Draw Term Loans disbursed pursuant to this Agreement.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment of any class then constitutes of the aggregate Term Commitments of such class (or, at any time after the First Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans of any class then outstanding constitutes of the aggregate principal amount of all Term Loans of such class then outstanding).

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”: the earlier of (a) the Scheduled Termination Date and (b) the date on which (i) all Commitments have expired or been terminated, (ii) the principal amount of all Loans and all other payment Obligations under the Credit Documents have been paid in full and (iii) all Letters of Credit have been cancelled or have expired or been Cash Collateralized.

“Title Insurance Companies”: as defined in Section 6.11(c)(ii).

“Title Policy”: as defined in Section 6.11(c)(ii).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $20,000,000.

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“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Documents”: the Credit Documents and the Material Project Documents.

“Transactions”: collectively, (a) the funding of the Revolving Loans on the First Funding Date and the execution and delivery of Credit Documents to be entered into on the Closing Date and the applicable Funding Date, as applicable, (b) the issuance of the Letters of Credit contemplated to be issued on the First Funding Date, (c) the consummation of the Acquisitions and other related transactions contemplated by the Purchase Agreements and (d) the payment of transaction expenses in connection with the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.”: the United States of America.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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“Yards Creek Operating Agreement”: (a) in the event the PSEG Acquisition is the First Acquisition, the Amended and Restated Operating Agreement with respect to the Yards Creek Pumped Storage Hydroelectric Generating Station, dated April 6, 2020, between JCP&L and the Borrower, as amended on or prior to the Closing Date and (b) in the event the JCP&L Acquisition is the First Acquisition, the Operating Agreement with respect to the Yards Creek Pumped Storage Hydroelectric Generating Station, dated October 6, 1965, between PSEG and the Borrower (as successor in interest to JCP&L), as amended on or prior to the Closing Date.

1.2 Other Definitional and Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) The word “or” as among several clauses is not exclusive unless the context otherwise requires.

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(g) With respect to any undertaking by the Borrower to comply with any of the covenants set forth in this Agreement or other Credit Documents solely in relation to the Project (including the ownership and operation thereof) prior to the Second Funding Date, such obligation shall be deemed to be an obligation by the Borrower to use Project Commercially Reasonably Efforts to comply.

(h) Any Default or Event of Default that occurs and is continuing solely as a result of a failure of any Loan Party to provide to any Agent or a Lender Party a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively a “Reporting Deliverable”) prior to the date set forth in the Credit Documents with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to such Agent or such Lender Party, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.

(i) For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(j) Any reference to a Person in any capacity includes a reference to its successors and permitted assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(k) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(l) Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including the Credit Documents), any Contractual Obligation and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted (or, if not addressed, not prohibited) by any Credit Document and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

(m) Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

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(n) For all purposes under the Credit Documents, in connection with any division or plan of division by any Loan Party under Section 18-217 of Title 6 of the Delaware Code: (a) if any asset, right, obligation or liability of any Loan Party or any Subsidiary of any Loan Party becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Loan Party or Subsidiary of a Loan Party (as the case may be) to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2. LOAN COMMITMENTS AND BORROWINGS

2.1 Term Commitments.

(a) Subject to the terms and conditions set forth herein, each applicable Term Lender severally agrees to make:

(i) a term loan (a “Closing Term Loan”) to the Borrower on the First Funding Date in an amount not to exceed the amount of the Closing Term Facility Commitment of such Term Lender; and

(ii) a term loan (a “Delayed Draw Term Loan”) to the Borrower on the Second Funding Date in an amount not to exceed the amount of the Delayed Draw Term Commitment of such Term Lender.

(b) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(c) Notwithstanding the foregoing, in the event that all conditions specified in Section 5.2 have not been satisfied at or before 5:00 pm, New York City time, on April 3, 2021, the Closing Term Facility Commitments of the Closing Term Lenders shall automatically terminate and be of no further force or effect and any fees payable pursuant to the Fee Letters in connection with any such termination shall be due and payable in accordance with the terms of such Fee Letters .

(d) Notwithstanding the foregoing, in the event that all conditions specified in Section 5.3 have not been satisfied at or before 5:00 pm, New York City time, on August 3, 2021, the Delayed Draw Term Commitments of the Delayed Draw Term Lenders shall automatically terminate and be of no further force or effect and any fees payable pursuant to the Fee Letters in connection with any such termination shall be due and payable in accordance with the terms of such Fee Letters .

2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time, in the case of borrowing of Eurodollar Loans, three (3) Business Days prior to the applicable Funding Date and, in the case of a borrowing of ABR Loans, one (1) Business Day prior to the applicable Funding Date) requesting that the relevant Term Lenders make the relevant Term Loans on the applicable Funding Date and specifying the amount to be borrowed on such date. Upon receipt of any such Borrowing Notice, the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 Noon, New York City time, on the applicable Funding Date, each applicable Term Lender

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shall make available to the Administrative Agent (by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) an amount in immediately available funds equal to the applicable Term Loan to be made by such Term Lender on such Funding Date. The Administrative Agent shall transfer the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders in immediately available funds for further application in accordance with the applicable Flow of Funds Memorandum. The respective obligations of each applicable Term Lender under this Agreement are several and not joint and no Term Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.3 Repayment of Term Loans. The Term Loans of each Term Lender shall mature on and shall be repaid in full on the Scheduled Termination Date.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make or maintain, as applicable, revolving loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and re-borrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b) The Borrower shall repay all outstanding Revolving Loans on the Scheduled Termination Date.

2.5 Procedure for Revolving Loan Borrowing.

(a) Subject to Section 3.1(c)(ii), the Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $200,000, such lesser amount) or (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $500,000, such lesser amount), other than, in the case of clauses (x) and (y), a borrowing in the amount of a Revolving L/C Unreimbursed Drawing as contemplated by Section 3.1(c). Upon

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receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by promptly transferring the aggregate amounts made available to the Administrative Agent by the Revolving Lenders in like funds as received by the Administrative Agent to an account maintained with the Depositary Agent pursuant to the terms of the Depositary Agreement as specified by the Borrower for further application in accordance with the terms of the Depositary Agreement.

(b) Nothing in this Section 2.5 shall be deemed to relieve any Revolving Lender from its obligations to make Revolving Loans on the same terms and conditions as set forth herein and the Borrower shall retain any and all rights it may have against any such Revolving Lender resulting in the failure of such Revolving Lender to make such Revolving Loans under this Section 2.5. Subject to Section 2.21(g) to the extent applicable, the respective obligations of each Revolving Lender under this Agreement are several and not joint and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to satisfy its obligations hereunder.

2.6 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee for the period from and including the First Funding Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily outstanding amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the First Funding Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the applicable Fee Letter and to perform any other obligations contained therein; provided that the Administrative Agent will reimburse a pro-rated portion of its fee for any portion of any year in which it does not continue in its capacity as Administrative Agent.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee (the “Revolving L/C Fee”) during the period from and including the First Funding Date to but excluding the later of the Revolving L/C Expiration Date and the date on which such Revolving Lender ceases to have any Revolving L/C Obligations, on such Revolving Lender’s Revolving Percentage of the average daily maximum aggregate Available Amount of all outstanding Letters of Credit during the period for which payment is made, at a rate per annum equal to the Applicable Margin for Eurodollar Loans effective for each day of such period. The Revolving L/C Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the First Funding Date.

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(d) If any Revolving Facility Issuing Bank has fronting exposure to a Revolving Lender that is not such Revolving Facility Issuing Bank in its capacity as Revolving Lender or an Affiliate of such Revolving Facility Issuing Bank, the Borrower agrees to pay to such Revolving Facility Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Revolving Facility Issuing Bank in amounts and pursuant to terms to be separately agreed between the Borrower and such Revolving Facility Issuing Bank. The fronting fee (if any) shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the First Funding Date. In addition, the Borrower agrees to pay to each Revolving Facility Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Revolving Facility Issuing Bank relating to Letters of Credit as from time to time in effect, which fees, costs and charges shall be payable to such Revolving Facility Issuing Bank within thirty (30) Business Days after its demand therefor.

2.7 Optional Termination or Reduction of Commitments. The Borrower shall have the right after the Closing Date, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Term Commitments and Revolving Commitments or, from time to time, to reduce the amount of the Term Commitments and Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or an amount equal to the aggregate Available Revolving Commitments of all Revolving Lenders), and shall ratably reduce permanently the Revolving Commitments then in effect.

2.8 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and the amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the event of a prepayment in full of the Term Loans and Revolving Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.8(a) if such prepayment would have resulted from or would have been made in connection with a refinancing of all or a part of the Term Facilities or Revolving Facility or a sale of all or substantially all of the Capital Stock in or the assets of the Loan Parties or other similar event, which refinancing, sale or other event shall not be consummated or shall otherwise be delayed.

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(c) The amount of each principal prepayment of the Term Loans pursuant to this Section 2.8 shall be applied as set forth in Section 2.15(b) and shall be further applied, first, to ABR Loans and, second, to Eurodollar Loans.

2.9 Mandatory Prepayments and Commitment Reductions.

(a) Asset Disposition. If the Borrower receives Net Cash Proceeds in connection with any Asset Disposition (including, for the avoidance of doubt, asset sales permitted under clause (h) of the definition thereof but excluding any such disposition permitted by clauses (a) through (g) of the definition thereof) in excess of $5,000,000, such Net Cash Proceeds shall be applied to the prepayment of the Loans, Cash Collateralization of Letters of Credit and reduction of Commitments to the extent contemplated by Section 3.4(b)(iv) of the Depositary Agreement.

(b) Casualty Event; Event of Eminent Domain. If the Borrower receives Net Cash Proceeds in connection with any Casualty Event or any Event of Eminent Domain in excess of $5,000,000, such Net Cash Proceeds shall be applied to the prepayment of the Loans, Cash Collateralization of Letters of Credit and reduction of Commitments to the extent contemplated by Sections 3.4(b)(i) and 3.4(b)(iii) of the Depositary Agreement.

(c) Indebtedness. If any Indebtedness shall be issued or incurred by the Borrower (including any Permitted Refinancing Indebtedness in respect of the Loans but excluding any other Indebtedness incurred in accordance with Section 7.4), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence to the prepayment of Loans, Cash Collateralization of Letters of Credit and reduction of Commitments, and otherwise in accordance with the Depositary Agreement.

(d) Amounts to be applied in connection with prepayments of Loans and reductions of Commitments made pursuant to this Section 2.9 shall be applied without penalty or premium (except for breakage costs, if any) as follows: (i) first, simultaneously to prepay the Term Loans in accordance with Section 2.15(b); (ii) second, to repay the Revolving Loans in accordance with Section 2.15(c); (iii) third, to ratably Cash Collateralize any outstanding Letters of Credit; and (iv) fourth, any amount remaining may be retained by the Borrower; provided that the Revolving Commitments shall have been terminated in accordance with Section 2.15(c). The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to

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Section 2.18 on the conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans generally, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such Borrowing Notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all affected Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to Section 2.2, 2.5, or 2.10(a), the Borrower shall have the option, subject to the provisions of Section 2.18, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

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2.12 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan, Revolving L/C Advance or Revolving L/C Unreimbursed Drawing shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% or (y) in the case of any Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing, the rate applicable to ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan, Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.

2.13 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day, but excluding the last day), except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of ABR, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lender Parties in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, and subject to Section 2.16, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Percentages and Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each prepayment of the Term Loans pursuant to Section 2.8 shall be applied to reduce the then remaining installments of the Term Loans as directed by the Borrower. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Any Revolving Loans prepaid pursuant to Section 2.9(d) may not be re-borrowed. Any Revolving Loans repaid or prepaid other than pursuant to Section 2.9(d) may be re-borrowed in accordance with the terms of this Agreement.

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(d) All payments (including prepayments, but excluding payments made pursuant to Section 2.16) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or any Revolving Facility Issuing Bank, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Revolving Facility Issuing Bank or Lender promptly upon receipt in like funds as received, net of any amounts owing by such Revolving Facility Issuing Bank or Lender pursuant to Section 10.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.16 Requirements of Law.

(a) If any Lender Party shall have determined in good faith that any Change in Law:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender Party that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender Party any other condition (other than with respect to Taxes, which shall be governed exclusively by Section 2.17),

and the result of any of the foregoing is to increase the cost to such Lender Party, by an amount that such Lender Party deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, issuing Letters of Credit or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender Party, upon its demand, any additional amounts necessary to compensate such Lender Party for such increased cost or reduced amount receivable. If any Lender Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender Party shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender Party or any corporation controlling such Lender Party with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender Party’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender Party to be material, then from time to time, after submission by such Lender Party to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate any Lender Party pursuant to this Section 2.16 for any amounts incurred more than nine (9) months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine (9) month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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2.17 Taxes.

(a) Except as required by law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including branch profits) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender Party as a result of a present or former connection between the Administrative Agent or such Lender Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, or such Lender Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender Party hereunder, the amounts so payable to the Administrative Agent or such Lender Party shall be increased to the extent necessary so that after making all required reductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender Party receives an amount equal to the sum it would have received had no such reduction or withholding been made; provided that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to (x) any Non-Excluded Taxes (i) that are attributable to such Lender Party’s failure (other than as a result of a Change in Law) to comply with the requirements of paragraph (d) or (e) of this Section 2.17 or (ii) that are United States withholding taxes that would be imposed on amounts payable to such Lender Party (A) as of the date hereof, in the case of any Lender Party that is a Lender Party as of the date hereof, (B) in the case of any Lender Party that becomes a Lender Party after the date hereof, as of the effective date of the Assignment and Assumption pursuant to which such Lender Party becomes a Lender Party, or (C) at the time such Lender Party designates a new Lending Office, except that, with respect to the preceding clauses (B) and (C), this clause (ii) shall not apply, to the extent that such Lender Party or such Lender Party’s assignor (if any) was entitled, at the time of the designation of the new Lending Office or assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, (iii) imposed pursuant to FATCA or (iv) that are U.S. federal backup withholding Taxes imposed with respect to a U.S. Lender.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof (or, if the Borrower reasonably determines that it is unable to provide a certified copy of such receipt, a certificate of

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a Responsible Officer as to the amount of such payment). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lender Parties for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender Party as a result of any such failure.

(d) Each Lender Party (or Transferee) that is not properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) (i) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, Form W-8ECI, Form W-8EXP or Form W-8IMY (which Form W-8IMY shall be accompanied by all documentation contemplated by that form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit B-1 or Exhibit B-2 and a Form W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Credit Documents and (ii) shall (and shall cause other persons acting on its behalf to) reasonably comply with any information gathering and reporting requirements (including entering into any agreement with the Internal Revenue Service), in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available with respect to payments received by or on behalf of such Non-U.S. Lender. Each Lender Party (or Transferee) that is properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or, in the case of the Administrative Agent, to the Borrower) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender Party (or Participant, as the case may be), certifying that such Lender Party (or Participant, as the case may be) is a United States person and is entitled to an exemption from U.S. backup withholding tax in respect to all payments under this Agreement and the Credit Documents. Such forms shall be delivered by each Lender Party on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party. Each Lender Party shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or otherwise to comply with the requirements of any exemption from U.S. federal withholding taxes. Notwithstanding any other provision of this paragraph, no Lender Party shall be required to take any action or deliver any form pursuant to this paragraph that such Lender Party is not legally able to take or deliver.

(e) Any Lender Party that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by

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applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender Party is legally entitled to complete, execute and deliver such documentation and in such Lender Party’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender Party.

(f) If the Administrative Agent or any Lender Party determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the written request of the Administrative Agent or such Lender Party agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) If a payment made to an Agent or Lender Party under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender Party, as applicable, shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or Lender Party has complied with such Agent’s or Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Without limiting the provisions of subsections (a) through (h) above, each Lender Party shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Non-Excluded Taxes or Other Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower and the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender Party to deliver, or

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as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender Party to the Borrower or the Administrative Agent pursuant to subsections (d), (e) or (h). Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any Lender Party, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) On or before the date BNP Paribas (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower a duly executed copy of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. person, with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding tax.

2.18 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any rescission of any notice of prepayment pursuant to Section 2.8(b). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Change of Lending Office. Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.13(a) with respect to such Lender Party, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another Lending Office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender Party, cause such Lender Party and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to Section 2.16 or 2.13(a).

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2.20 Replacement of Lenders. The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.13(a), (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Credit Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 11.1(d), the consent of the Required Lenders has been obtained) or (d) provides a notice to the Borrower that such Lender requests a conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.10(c); provided that (i) such replacement does not conflict with any Requirements of Law, (ii) in the case of clause (c), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (iii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 2.19 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 2.16 or 2.13(a) or the conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.10(a), (iv) the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender under the Credit Documents on or prior to the date of replacement, (v) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent and, if such financial institution shall become a Revolving Lender, each Revolving Facility Issuing Bank, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.3 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Lender Party shall have against the replaced Lender.

2.21 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted to the extent set forth in the definition of “Required Lenders”; provided that a Defaulting Lender shall retain its voting rights where its outstanding Loans, Revolving Commitments or Revolving Extensions of Credit are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived;

(b) Subject to Section 2.21(d), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether

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voluntary or mandatory, at maturity, following an Event of Default under Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to this Section 2.21(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to the Revolving Facility Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and participations in Letters of Credit in form and substance satisfactory to the Administrative Agent; fifth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or any participations in any Revolving L/C Unreimbursed Drawing in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or participations in any Revolving L/C Unreimbursed Drawing of such Defaulting Lender until such time as all Loans and Revolving L/C Unreimbursed Drawings are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.6(a) or Revolving L/C Fee pursuant to Section 2.6(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any commitment fee pursuant to Section 2.6(a) or Revolving L/C Fee pursuant to Section 2.6(c) that otherwise would have been required to have been paid to such Defaulting Lender).

(d) With respect to any fees payable pursuant to Section 2.6(a) or Revolving L/C Fee payable pursuant to Section 2.6(c) not required to be paid to any Defaulting Lender pursuant to clause (c) above, the Borrower shall (i) pay to each non-defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Revolving L/C Obligations that has been reallocated to such non-defaulting Revolving Lender pursuant to clause (g) below, (ii) pay to each Revolving Facility Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Revolving Facility Issuing Bank’s Fronting Exposure to such Defaulting Lender and (iii) not be required to pay the remaining amount of any such fee.

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(e) If the Loan Parties, the Revolving Facility Issuing Banks and the Administrative Agent agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Revolving L/C Obligations of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Revolving L/C Obligations to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments, whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that Revolving Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f) If a consent, waiver or vote of all Lenders is required for any action under the Credit Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.21(a) or 11.1, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(g) All or any part of any Defaulting Lender’s participation in Revolving L/C Obligations shall be reallocated among the non-defaulting Revolving Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any such non-defaulting Revolving Lender (after giving effect to any such reallocation) to exceed such non-defaulting Revolving Lender’s Revolving Commitment. Subject to Section 11.3 no reallocation hereunder shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting Revolving Lender as a result of such non-defaulting Revolving Lender’s increased exposure following such reallocation.

(h) So long as any Revolving Lender is a Defaulting Lender, no Revolving Facility Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied, that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

(i) To the extent that any Revolving Facility Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Borrower.

(j) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, in the event that any Defaulting Lender shall exercise any right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the

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benefit of the Administrative Agent and the Lender Parties and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender Party and its respective Affiliates under this Section 2.21 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or their respective Affiliates may have.

2.22 Effect of Benchmark Transition Event.

(a) Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.22 will occur prior to the applicable Benchmark Transition Start Date.

(b) In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon Eurodollar Rate will not be used in any determination of ABR.

Yards Creek – Credit Agreement

SECTION 3. LETTERS OF CREDIT

3.1 Revolving L/C Commitment.

(a) Revolving L/C Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Revolving Facility Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3.1, (1) from time to time on any Business Day during the Revolving L/C Availability Period, to issue Letters of Credit for the account of the Borrower, and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 3.1, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no Revolving Facility Issuing Bank shall be obligated to make any Revolving L/C Credit Extension, and no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of such Revolving L/C Credit Extension, (x) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (y) the Revolving Extensions of Credit of any Revolving Lender would exceed such Lender’s Revolving Commitment and (z) the Revolving L/C Obligations with respect to Letters of Credit issued by such Revolving Facility Issuing Bank would exceed its Revolving L/C Commitment. Letters of Credit shall constitute utilization of the Revolving Commitments.

(ii) Each Letter of Credit (A) shall be denominated in Dollars, (B) expire no later than the earlier of (x) the first anniversary of its date of issuance or such later date as may be agreed by the applicable Revolving Facility Issuing Bank (or, in the case of any Auto-Renewal Letter of Credit, twelve (12) months after the current expiration date) and (y) the Revolving L/C Expiration Date and (B) be issued subject to “Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce, Publication No. 600 or “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590, as mutually agreed between the Borrower and the applicable Revolving Facility Issuing Bank.

(iii) No Revolving Facility Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Revolving Facility Issuing Bank or any Revolving Lender to exceed any limits imposed by, any applicable Requirements of Law.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Revolving Facility Issuing Bank (with a copy to the Administrative Agent) in the form of a Revolving L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such

Yards Creek – Credit Agreement

Revolving L/C Application must be received by the applicable Revolving Facility Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three (3) Business Days (or such shorter period as such Revolving Facility Issuing Bank and the Administrative Agent may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. Subject to the final sentence of this paragraph, in the case of a request for an initial issuance of a Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Revolving Facility Issuing Bank may reasonably request. Subject to the final sentence of this paragraph, in the case of a request for an amendment of any outstanding Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally and subject to the final sentence of this paragraph, the Borrower shall furnish to the applicable Revolving Facility Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Revolving L/C Documents, as such Revolving Facility Issuing Bank or the Administrative Agent may reasonably require. The Revolving Facility Issuing Bank shall not unreasonably delay the issuance of a Letter of Credit or unreasonably reject any provisions reasonably requested by the Borrower to be modified in the Revolving L/C Application or Revolving L/C Documents in order to be not inconsistent with the terms of this Agreement.

(ii) Promptly after receipt of any Revolving L/C Application, the applicable Revolving Facility Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Revolving L/C Application from the Borrower and, if not, such Revolving Facility Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such Revolving Facility Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Revolving Facility Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Revolving Facility Issuing Bank a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Revolving L/C Application, the applicable Revolving Facility Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Revolving Facility Issuing

Yards Creek – Credit Agreement

Bank to prevent any such renewal at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued (it being understood that each Revolving Facility Issuing Bank shall be entitled to give such notice of non-renewal to the extent of the occurrence and continuance of an Event of Default as of the date on which it is entitled to give such notice of non-renewal). Unless otherwise directed by the applicable Revolving Facility Issuing Bank, the Borrower shall not be required to make a specific request to such Revolving Facility Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Revolving Facility Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Revolving L/C Expiration Date; provided that such Revolving Facility Issuing Bank shall not permit any such renewal if a Bankruptcy Event of Default has occurred and is continuing.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Revolving Facility Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Revolving Facility Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Revolving Facility Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Revolving Facility Issuing Bank notifies the Borrower of any payment by such Revolving Facility Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next Business Day; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the second Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such Revolving Facility Issuing Bank by such time, such failure shall not be a considered a Default or an Event of Default hereunder and the Administrative Agent shall promptly notify each Revolving Lender of such payment date, the amount of the Revolving L/C Unreimbursed Drawing and the amount of such Revolving Lender’s Revolving Percentage thereof. In such event, subject to the provisions of clause (c)(iii) of this Section 3.1, the Borrower shall be deemed to have requested Revolving Loans to be disbursed under the Revolving Facility on such payment date in an amount equal to such Revolving L/C Unreimbursed Drawing, without regard to the minimum and multiples for an ABR Loan specified in this Agreement. Any notice given by a Revolving Facility Issuing Bank or the Administrative Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

Yards Creek – Credit Agreement

(ii) Each Revolving Lender (including each Revolving Lender acting as a Revolving Facility Issuing Bank) shall upon any notice pursuant to paragraph (c)(i) of this Section 3.1 make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Revolving Facility Issuing Bank at the Administrative Agent’s office set forth in Section 10.2 in an amount equal to its Revolving Percentage of the relevant Revolving L/C Unreimbursed Drawing not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c)(iii) of this Section 3.1, each Revolving Lender that so makes funds available shall be made to the Borrower in such amount as an ABR Loan. The Administrative Agent shall remit the funds so received to the applicable Revolving Facility Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Revolving Facility Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Revolving Facility Issuing Bank; provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent). For the avoidance of doubt, any funds advanced pursuant to this clause (ii) shall constitute Revolving Loans for all purposes of this Agreement.

(iii) If a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing at the time the relevant reimbursement is due pursuant to paragraph (c)(i) of this Section 3.1, the relevant Revolving L/C Unreimbursed Drawing shall not be refinanced with Revolving Loans, and shall be due and payable on demand (together with interest thereon at the default interest rate pursuant to Section 2.9(c) then applicable to ABR Loans under the Revolving Facility). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank pursuant to paragraph (c)(i) of this Section shall be deemed payment in respect of its participation in such Revolving L/C Unreimbursed Drawing and shall constitute a Revolving L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Revolving Lender funds its Revolving Loans or Revolving L/C Advance to reimburse the applicable Revolving Facility Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Percentage of such amount shall be solely for the account of such Revolving Facility Issuing Bank.

(v) Each Revolving Lender’s obligations to make Revolving Loans or Revolving L/C Advances to reimburse the applicable Revolving Facility Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may

Yards Creek – Credit Agreement

have against such Revolving Facility Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to no (x) Bankruptcy Event of Default or (y) Payment Event of Default having occurred which is continuing. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the joint and several obligation of the Borrower to reimburse the applicable Revolving Facility Issuing Bank for the amount of any payment made by such Revolving Facility Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such Revolving Facility Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Revolving Facility Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Revolving Facility Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Revolving Facility Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees as aforesaid) shall constitute such Revolving Lender’s Revolving Loan or Revolving L/C Advance, as the case may be. A certificate of the applicable Revolving Facility Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be prima facie evidence of such amounts absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after a Revolving Facility Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Revolving L/C Advance in respect of such payment in accordance with Section 3.1(c), if the Administrative Agent receives for the account of such Revolving Facility Issuing Bank any payment in respect of the related Revolving L/C Unreimbursed Drawing or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving L/C Advance was outstanding) in like funds as received by the Administrative Agent.

Yards Creek – Credit Agreement

(ii) If any payment received by the Administrative Agent for the account of a Revolving Facility Issuing Bank pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such Revolving Facility Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving Facility Issuing Bank its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligations of the Borrower to reimburse the applicable Revolving Facility Issuing Bank for each drawing under each Letter of Credit and to repay each Revolving L/C Unreimbursed Drawing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Credit Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Revolving Facility Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Revolving Facility Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Revolving Facility Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or any other Loan Party in respect of such Letter of Credit; or

Yards Creek – Credit Agreement

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

(f) Inspection by Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Revolving Facility Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Revolving Facility Issuing Bank and its correspondents unless such notice is given as aforesaid.

(g) Role of Revolving Facility Issuing Bank. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Revolving Facility Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders in respect of the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Revolving L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable or responsible for any of the matters described in Section 3.1(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such Revolving Facility Issuing Bank, and such Revolving Facility Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Revolving Facility Issuing Bank’s willful misconduct or gross negligence or such Revolving Facility Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Revolving Facility Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Revolving Facility Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Yards Creek – Credit Agreement

(h) Conflict with Revolving L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any Revolving L/C Application or any other Revolving L/C Documents, the terms hereof shall control.

(i) Reporting. Not later than the third (3rd) Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable Revolving Facility Issuing Bank shall agree), each Revolving Facility Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Revolving Facility Issuing Bank during such month.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lender Parties to enter into this Agreement, to make the Loans and issue the Letters of Credit hereunder, the Borrower hereby represents and warrants on each date the representations contemplated herein are required to be made to the Administrative Agent and each Lender Party that:

4.1 Organization, Power and Authority.

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by law in light of the business it conducts and the property that it owns, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Credit Documents to which it is or is intended to be a party and to perform the provisions hereof and thereof and create the Liens intended to be created by the Security Documents.

4.2 Authorization and Enforceability, Etc. This Agreement and the other Credit Documents to which the Borrower is or is intended to be a party have been duly authorized by all necessary limited liability company action on the part of the Borrower, and each of such Credit Documents upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Yards Creek – Credit Agreement

4.3 Ownership and Capitalization of the Borrower. As of the First Funding Date and the Second Funding Date,

(i) Holdings owns 100% of the Capital Stock of the Borrower;

(ii) the Borrower has no Subsidiaries; and

(iii) the Borrower is not a limited partner in any general or limited partnership or a shareholder in any corporation or a joint venturer (except, prior to the closing of the Second Acquisition, in the Project) or a member in any limited liability company.

4.4 Financial Statements. The unaudited pro forma balance sheet of the Borrower as of each Funding Date (the “Pro Forma Balance Sheet”), copies of which will have been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (a) the Loans to be made on such Funding Date and the use of proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing. To the knowledge and best estimate of the Borrower, the Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects the estimated financial position of the Borrower on a pro forma basis as at the applicable Funding Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

4.5 No Conflicts. The execution, delivery and performance by the Borrower of the Credit Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby will not (a) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected except where any such contravention, breach or default would not reasonably be expected to result in a Material Adverse Effect, (b) contravene or result in any violation of the Borrower’s certificate of formation or the Borrower’s limited liability company agreement, (c) violate any Applicable Law, except where any such contravention, breach or default would not reasonably be expected to result in a Material Adverse Effect, (d) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or (e) result in the creation of any Lien (except Permitted Liens) in respect of any property of the Borrower under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected.

4.6 Compliance with Laws and Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower is not (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any Applicable Law.

Yards Creek – Credit Agreement

4.7 No Defaults. No Default or Event of Default has occurred and is continuing.

4.8 Governmental Authorizations, Etc.

(a) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery and performance of this Agreement or any of the other Loan Documents by each Loan Party, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.29, (iii) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (iv) consents, authorizations, filings and notices which, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect.

(b) As of each Funding Date, the Borrower has (except as set forth on Part A of Schedule 4.8) all material Permits under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Borrower for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) as the Project is currently designed and contemplated to be owned and operated. As of the First Funding Date, and as of the Second Funding Date, as applicable, except as set forth on Part B of Schedule 4.8, (a) each such material Permit (i) has been issued to or on behalf of the Borrower or the Project (as applicable) and (ii) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition that would be reasonably expected to have a Material Adverse Effect and (b) all statutorily prescribed appeal periods with respect to the issuance of such material Permits have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect. As of each Funding Date, the Borrower is in compliance with all such material Permits, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect.

4.9 Energy Regulatory Status.

(a) On the Closing Date, (i) the Borrower is subject to regulation as a “public utility,” under the FPA, (ii) the Borrower has MBR Authority, which is in full force and effect, and (iii) the Borrower either is not an “electric utility company,” as defined in PUHCA, or is an “electric utility company” that is an EWG.

(b) As of the First Funding Date, (i) the Borrower is a co-licensee of the Project under Part I of the FPA, (ii) the Borrower has MBR Authority, which is in full force and effect, and (iii) the Borrower is an EWG with respect to the portion of the Project acquired under the First Acquisition.

(c) As of the Second Funding Date: (i) Borrower is the sole licensee of the Project under Part I of the FPA, (ii) the Borrower has MBR Authority, which is in full force and effect, and (iii) the Borrower is an EWG.

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4.10 Litigation. There are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Borrower, threatened, against or affecting the Borrower or any property of the Borrower in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. The Borrower has filed all income Tax returns and other material Tax returns that are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which, individually or in the aggregate, is not material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower has established adequate reserves in accordance with GAAP. The Borrower is not aware of any basis for any other Tax or assessment on the Borrower that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 Title to Property and Liens. Except as set forth in Schedule 4.12, the Borrower has good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property, in each case free and clear of all Liens other than Permitted Liens.

4.13 Compliance with ERISA. Neither a Reportable Event nor a failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan and no Lien in favor of the PBGC with respect to Single Employer Plan or in favor of a Single Employer Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (c) neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (d) no Multiemployer Plan is insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (e) neither the Borrower nor any ERISA Affiliate is or would reasonably be expected to be subject to any liability with respect to any Single Employer Plan or Multiemployer Plan maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate.

4.14 Existing Indebtedness; Liens. The Borrower (a) does not have outstanding any Indebtedness other than Permitted Indebtedness and (b) has not agreed or consented to cause or permitted any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, in each case other than Permitted Liens.

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4.15 Environmental Matters. Except as set forth in Schedule 4.15 or as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) to the actual knowledge of the Borrower, the facilities and properties owned, leased or operated by the Project (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of or result in a liability to the Project or the Borrower under any Environmental Law;

(b) the Borrower has not received and is not aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or to the Project, nor does the Borrower have actual knowledge that any such written notice is being threatened;

(c) to the actual knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of or as would result in a liability to the Project or the Borrower under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by the Borrower at, in, on or under any of the Properties in violation of or as would result in a liability to the Project or the Borrower under any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of the Borrower, threatened in writing, under any Environmental Law to which the Borrower is named as a party with respect to the Properties or the Project, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Project;

(e) to the actual knowledge of the Borrower, the Properties and all operations at the Properties, including the Project, are in compliance with all applicable Environmental Laws; and

(f) the Borrower has not assumed pursuant to a written contract or otherwise any liability of any other Person under Environmental Laws.

4.16 Flood Hazard Properties. As of each Funding Date, no Mortgaged Property includes a “Building” (as defined in 12 C.F.R. Chapter III, Section 339.2) that is located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws, other than properties for which evidence of flood insurance policies has been delivered pursuant to Section 6.11(c)(iv) and such policies are in full force and effect.

4.17 Ranking. The Obligations rank and at all times will rank in right of payment pari passu without any preference among themselves and at least pari passu with all other unsubordinated Indebtedness of the Borrower, whether now existing or hereafter outstanding.

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4.18 Project Documents. Correct and complete copies of all Material Project Documents in effect on the applicable Funding Date have been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, as of the applicable Funding Date, none of the Material Project Documents have been amended, modified or terminated in any material respect. As of the applicable Funding Date, each of the Material Project Documents is in full force and effect and, to the Borrower’s actual knowledge, no material defaults have occurred and are continuing thereunder that would reasonably be expected to have a Material Adverse Effect.

4.19 Accuracy of Information.

(a) As of the Closing Date, no statement or information contained in this Agreement, any other Credit Document or any other report, document, certificate or written statement furnished by or at the request of the Loan Parties to the Administrative Agent, the Joint Coordinating Lead Arrangers, the Revolving Facility Issuing Banks, the Lenders or the Independent Consultants, or any of them (other than the financial projections, estimates, forecasts, reports prepared by Independent Engineer, the Insurance Consultant or the Market Consultant and information of a general economic or industry-specific nature), for use in connection with the transactions contemplated by this Agreement or the other Credit Documents or pursuant to the terms of the Credit Documents, taken as a whole, when furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not materially misleading in light of the circumstances in which such statements were made (after giving effect to all supplements and updates theretofore delivered); provided that with respect to any information regarding the Project this representation and warranty is made only to the extent of the actual knowledge of the Borrower.

(b) As of the Closing Date, financial projections, estimates and forecasts contained in the materials referenced above were prepared by or on behalf of the Borrower in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections, estimates and forecasts were made, it being understood and agreed that the financial projections, estimates and forecasts are not a guarantee of financial performance, that actual results may differ therefrom and that such differences may be material; provided that this representation and warranty is made only to the extent of the actual knowledge of the Borrower.

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is, to the knowledge of the Borrower, true and correct in all respects.

4.20 Federal Taxpayer Identification Number. The Borrower’s federal taxpayer identification number is.

4.21 Lines of Business. The Borrower is not engaged in any business, except for (a) those businesses in which the Borrower is engaged on the date of this Agreement, (b) the operation, ownership, financing use and leasing of the Project and (c) those businesses that are reasonably related thereto or reasonable extensions thereof.

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4.22 Intellectual Property. The Borrower owns, or is licensed or has rights to use, all material Intellectual Property currently used in its business as currently conducted. To the Borrower’s knowledge, it has not received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party. The use of Intellectual Property by the Borrower does not infringe on the rights of any Person in any material respect.

4.23 Labor Matters.

(a) Except as set forth in Schedule 4.23 or as to matters which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute against the Borrower pending or, to the knowledge of the Borrower, threatened.

(b) Before and after giving effect to the Acquisitions, the Borrower does not have any employees or former employees.

4.24 Required Insurance. As of each Funding Date, all Required Insurance has been obtained and is in full force and effect.

4.25 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers and employees with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of the Borrower, any Loan Party, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Loan or Letter of Credit, or the use of proceeds of any Loan or Letter of Credit, or any other transaction contemplated by this Agreement or any other Loan Document will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. The Borrower represents that neither it nor any Loan Party, or, to the knowledge of the Borrower, any other Affiliate of the Borrower has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country

4.26 No Change.

(a) As of the First Funding Date, since the Applicable Date corresponding to the relevant Acquisition, there has been no Seller Material Adverse Effect.

(b) As of the Second Funding Date, since the Applicable Date corresponding to the relevant Acquisition, there has been no Seller Material Adverse Effect.

(c) Since the First Funding Date, there has been no Material Adverse Effect.

4.27 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Loans received by, and any Letters of Credit issued for the benefit of, the Borrower have been used for the purposes set forth in Section 6.12.

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(b) No part of the proceeds of any Loans, and no other extensions of credit under the Credit Documents will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the assets of the Borrower and the Borrower does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section 4.27, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

4.28 Investment Company Act. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder, or subject to regulation under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder.

4.29 Security Documents.

(a) The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent together with stock powers duly endorsed in blank, (ii) the Pledged Notes, when the Pledged Notes endorsed in blank are delivered to the Collateral Agent, (iii) security interests in the Investment Accounts that can be perfected by control, when the Depositary Agreement has been duly executed and delivered by the parties thereto, and (iv) security interests in the other Collateral described in the Pledge and Security Agreement that can be perfected by the filing of financing statements under the UCC, when financing statements specified on Schedule 4.29(a) in appropriate form are filed in the offices specified on Schedule 4.29(a), the Liens granted under the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Pledge and Security Agreement), in each case prior and superior in right to any other Person except (i) in the case of Collateral other than Pledged Stock, Permitted Liens, or (ii) in the case of any Pledged Stock, Liens (x) arising pursuant to the limited liability company agreements, partnership agreements or other governing documents of the Loan Parties or applicable securities laws, (y) for taxes not yet due or delinquent or (z) arising pursuant to the Security Documents.

(b) When the Mortgages are executed in accordance with Section 6.11, each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the real property interests described therein and the proceeds thereof, and when such Mortgages are filed in the applicable offices specified on Schedule 4.29(b), each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Borrower in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except for Permitted Liens.

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(c) Notwithstanding anything herein (including this Section 4.29) or in any other Credit Document to the contrary, the representations and/or warranties of the Loan Parties as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest made within thirty (30) days after the applicable Funding Date (whether on a Funding Date or on any other date within such period when any such representation or warranty is made) are made subject to the Limited Conditionality Principles.

4.30 Solvency.

(a) For purposes of the First Funding Date, the Borrower is, and immediately after the consummation of the transactions to occur on the First Funding Date and the incurrence of Indebtedness being incurred in connection herewith, will be, Solvent.

(b) For purposes of the Second Funding Date, the Borrower is, and immediately after the consummation of the transactions to occur on the Second Funding Date and the incurrence of Indebtedness being incurred in connection herewith, will be, Solvent.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The occurrence of the Closing Date hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) Credit Documents. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Lender Party party hereto, and each other Person party hereto as of the Closing Date.

(b) Model and Projections. The Administrative Agent and each Lender Party shall have received (i) the Sponsor Model and (ii) (A) financial projections for the Project in the form delivered to the Joint Coordinating Lead Arrangers prior to the Closing Date by the Borrower and (B) projections for the Project prepared by the Independent Engineering through the date that is 20 years after the First Funding Date, and, in each case reasonably satisfactory to each of the Joint Coordinating Lead Arrangers, it being acknowledged and agreed by each Lender party to this Agreement that any such document delivered to the Lenders on or prior to the date hereof is deemed reasonably satisfactory if such Lender has not objected to such document at least three (3) Business Days following delivery thereof.

(c) KYC Information. The Agents and each Lender Party shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, that has been requested at least 10 Business Days prior to the Closing Date. At least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in related to it.

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(d) Consultant Reports. The Administrative Agent shall have received:

(i) a report of the Independent Engineer, including a technical report of the Project and providing for the Independent Engineer’s review of the Base Case Model, with respect to the Project, and either (i) the Administrative Agent and the Lenders shall be permitted to rely on such report or (ii) such report shall be accompanied by a reliance letter permitting the Administrative Agent and the Lenders to rely on the report;

(ii) a report by the Insurance Consultant with respect to the adequacy of the insurance required to be maintained pursuant to Section 6.6 for the Project, and either (A) the Administrative Agent and the Lenders shall be permitted to rely on such report or (B) such report shall be accompanied by a reliance letter permitting the Administrative Agent and the Lenders to rely on the report;

(iii) a report of the Market Consultant, and either (A) the Administrative Agent and the Lenders shall be permitted to rely on such report or (B) such report shall be accompanied by a reliance letter permitting the Administrative Agent and the Lenders to rely on the report; and

(iv) the Phase I Report, dated no earlier than six (6) months prior to the Closing Date, and either (A) the Administrative Agent and the Lenders shall be permitted to rely on such report or (B) such report shall be accompanied by a reliance letter permitting the Administrative Agent and the Lenders to rely on the report;

in each case reasonably satisfactory to each Joint Coordinating Lead Arranger and, other than in the case of clause (iv) above, dated a date reasonably close to the Closing Date.

(e) Closing Certificate. The Lenders shall have received a certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit E.

(f) Representations and Warranties. Each of the Specified Representations and Warranties shall be true and correct in all material respects on and as of the Closing Date (except in the case of any of the Specified Representations and Warranties which expressly relates to a given date or period, such Specified Representations and Warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations and Warranties is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to the First Funding Date. The occurrence of the First Funding Date and the obligation of each Closing Term Lender to make the Closing Term Loans requested to be made by it under this Agreement on the First Funding Date are subject to the satisfaction or waiver by each Lender Party, prior to or concurrently with the making of the Closing Term Loans, as the case may be, on the First Funding Date, of the following conditions precedent:

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(a) Acquisition. The First Acquisition shall have been consummated simultaneously with or prior to the First Funding Date in accordance with the terms described in the applicable Purchase Agreement and without giving effect to any amendments, waivers or other modifications to (or any consent under) the applicable Purchase Agreement that are materially adverse to Lenders and that have not been approved by the Joint Coordinating Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that any substantive modification of the “Seller Material Adverse Effect” (other than those that are not adverse in any respect to the interests of the Joint Coordinating Lead Arrangers) definition set forth in such Purchase Agreement will be deemed to be materially adverse to the Lenders.

(b) Credit Documents. The Administrative Agent shall have received:

(i) the Pledge and Security Agreement, executed and delivered by each Loan Party party thereto and the Collateral Agent;

(ii) the Intercreditor Agreement, executed and delivered by each Loan Party party thereto, the Administrative Agent, the Collateral Agent, and the other parties thereto as of the First Funding Date; and

(iii) the Depositary Agreement, executed and delivered by each Loan Party party thereto, the Administrative Agent, the Collateral Agent, the Intercreditor Agent and the Depositary Agent.

(c) Material Project Documents. The Administrative Agent shall have received correct and complete fully executed and certified copies of the Material Project Documents in place as the date of the First Funding Date.

(d) Closing Certificates; Certified Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) certificates of each Loan Party, dated the First Funding Date, substantially in the forms of Exhibit F-1 and Exhibit F-2, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or certificate of limited partnership of each Loan Party that is a corporation, limited liability company or limited partnership, respectively, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Legal Opinions. The Administrative Agent and the Collateral Agent shall have received the following executed legal opinions (or substitute legal opinions from other legal counsel reasonably acceptable to the Administrative Agent and the Collateral Agent):

(i) the legal opinion of Milbank LLP, special New York counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent; and

(ii) the legal opinion of McDermott Will & Emery LLP, federal energy regulatory counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.

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(f) Financial Information. The Administrative Agent shall have received the Closing Financial Information with respect to the First Acquisition.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and each such search shall reveal no Liens on any of the assets of the Loan Parties, except for Permitted Liens or liens discharged on or prior to the First Funding Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h) Filings. Each UCC financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing.

(i) Pledged Stock; Stock Powers. The Collateral Agent shall have received (i) the original certificates representing the shares of Capital Stock pledged pursuant to the Pledge and Security Agreement together with an original undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note or other instrument (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the treasurer of the Borrower substantially in the form of Exhibit G.

(k) Insurance. The Administrative Agent shall have received (i) satisfactory evidence, including customary insurance certificates, that the insurance requirements set forth in Section 6.6 have been satisfied, and that the insurance and all other insurance required to be obtained by the Borrower pursuant to the Credit Documents are in full force and effect and (ii) a certificate from the Borrower’s insurance broker, dated as of the First Funding Date, substantially in the form of Exhibit H, identifying the underwriters, types of insurance, applicable insurance limits and policy terms consistent with the insurance report delivered pursuant to Section 5.1(d) above.

(l) Fees. The Lender Parties, the Agents and the Joint Coordinating Lead Arrangers shall have received all fees required to be paid as of the First Funding Date under the Fee Letters and any other fee letters between the Borrower, the Joint Coordinating Lead Arrangers and/or the Lender Parties, as applicable, and all expenses required to be paid (subject to the limitations contained in the Fee Letters and such other fee letters) for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least three (3) days prior to the First Funding Date. All such amounts will be paid with proceeds of the Loans made on the First Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the First Funding Date.

(m) Establishment of Accounts. The Debt Service Reserve Account, the Revenue Account and each other account required under the terms of the Depositary Agreement to be established by the First Funding Date shall have been established. The Debt Service Reserve Account shall be funded to the Debt Service Reserve Required Amount from proceeds of the Closing Term Loans, Letters of Credit, Acceptable Letters of Credit or a combination thereof in accordance with the Depositary Agreement.

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(n) Flow of Funds Memorandum. The Administrative Agent and the Depositary Agent shall have received a Flow of Funds Memorandum outlining the use of proceeds of the Loans made on the First Funding Date (which use shall be in compliance with Section 6.12), in form and substance satisfactory to the Administrative Agent.

(o) No Seller Material Adverse Effect.

(i) In the event the First Funding Date is in respect of the PSEG Acquisition, since December 31, 2018, there shall not have occurred any event, change or condition that individually or in the aggregate, has had a Seller Material Adverse Effect; or

(ii) In the event the First Funding Date is in respect of the JCP&L Acquisition, since December 31, 2019, there shall not have occurred any event, change or condition that individually or in the aggregate, has had a Seller Material Adverse Effect.

(p) Representations and Warranties. (i) Each of the Specified Representations and Warranties and the representations and warranties in Section 4.27, 4.29(a), Section 4.29(c) and Section 4.30 shall be true and correct in all material respects (except in the case of any of the Specified Representations and Warranties which expressly relates to a given date or period, such Specified Representations and Warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations and Warranties is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (A) the definition thereof shall be the definition of Seller Material Adverse Effect for purposes of the making or deemed making of such Specified Representations and Warranties on, or as of, the First Funding Date (or any date prior thereto) and (B) the same shall be true and correct in all respects, and (ii) each of the applicable Purchase Agreement Representations shall be true and correct in all material respects on the First Funding Date as if made on and as of such date, but only to the extent a Seller Material Adverse Effect shall have occurred and be continuing as a result of a breach of the applicable Purchase Agreement Representations; provided that, to the extent such Purchase Agreement Representations expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(q) Notice. (i) With respect to any Closing Date Term Loan to be made on the First Funding Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.22 and (ii) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii), a Letter of Credit on the First Funding Date, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i) and (iii) the Borrower shall have provided each of the Lenders and Revolving Facility Issuing Banks with at least three (3) Business Days prior written notice of the First Funding Date.

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(r) Indebtedness. After giving effect to the transactions contemplated to be consummated on the First Funding Date, none of the Loan Parties shall have any Indebtedness (other than Permitted Indebtedness).

For the purpose of determining compliance with the conditions specified in this Section 5.2, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.2 unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed First Funding Date specifying its objection thereto.

5.3 Conditions to the Second Funding Date. The occurrence of the Second Funding Date and the obligation of each Delayed Draw Term Lender to make the Delayed Draw Term Loans requested to be made by it under this Agreement on the Second Funding Date are subject to the satisfaction or waiver by each Lender Party, prior to or concurrently with the making of the Delayed Draw Term Loans, as the case may be, on the Second Funding Date, of the following conditions precedent:

(a) Acquisition. The Second Acquisition shall have been consummated simultaneously with or prior to the Second Funding Date in accordance with the terms described in the applicable Purchase Agreement and without giving effect to any amendments, waivers or other modifications to (or any consent under) the applicable Purchase Agreement that are materially adverse to Lenders and that have not been approved by the Joint Coordinating Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that any substantive modification of the “Seller Material Adverse Effect” (other than those that are not adverse in any respect to the interests of the Joint Coordinating Lead Arrangers) definition set forth in such Purchase Agreement will be deemed to be materially adverse to the Lenders.

(b) Financial Information. The Administrative Agent shall have received the Closing Financial Information with respect to the Second Acquisition.

(c) Fees. The Lender Parties, the Agents and the Joint Coordinating Lead Arrangers shall have received all fees required to be paid as of the Second Funding Date under the Fee Letters and any other fee letters between the Borrower, the Joint Coordinating Lead Arrangers and/or the Lender Parties, as applicable, and all expenses required to be paid (subject to the limitations contained in the Fee Letters and such other fee letters) for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least three (3) days prior to the Second Funding Date. All such amounts will be paid with proceeds of the Loans made on the Second Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Second Funding Date.

(d) Flow of Funds Memorandum. The Administrative Agent and the Depositary Agent shall have received a Flow of Funds Memorandum outlining the use of proceeds of the Loans made on the Second Funding Date (which use shall be in compliance with Section 6.12), in form and substance satisfactory to the Administrative Agent.

(e) No Seller Material Adverse Effect.

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(i) In the event the Second Funding Date is in respect of the PSEG Acquisition, since December 31, 2018, there shall not have occurred any event, change or condition that individually or in the aggregate, has had a Seller Material Adverse Effect; and

(ii) In the event the Second Funding Date is in respect of the JCP&L Acquisition, since December 31, 2019, there shall not have occurred any event, change or condition that individually or in the aggregate, has had a Seller Material Adverse Effect.

(f) Representations and Warranties. (i) Each of the Specified Representations and Warranties and the representations and warranties in Section 4.27, 4.29(a), Section 4.29(c) and Section 4.30 shall be true and correct in all material respects (except in the case of any of the Specified Representations and Warranties which expressly relates to a given date or period, such Specified Representations and Warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations and Warranties is qualified by or subject to “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of Seller Material Adverse Effect for purposes of the making or deemed making of such Specified Representations and Warranties on, or as of, the Second Funding Date (or any date prior thereto) and (2) the same shall be true and correct in all respects, and (ii) each of the applicable Purchase Agreement Representations shall be true and correct in all material respects on the Second Funding Date as if made on and as of such date, but only to the extent a Seller Material Adverse Effect shall have occurred and be continuing as a result of a breach of the applicable Purchase Agreement Representations; provided that, to the extent such Purchase Agreement Representations expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(g) Notice. (i) With respect to any Delayed Draw Term Loan to be made on the Second Funding Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.22 and (ii) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii), a Letter of Credit on the Second Funding Date, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i) and (iii) the Borrower shall have provided each of the Lenders and Revolving Facility Issuing Banks with at least three (3) Business Days prior written notice of the Second Funding Date.

(h) Indebtedness. After giving effect to the transactions contemplated to be consummated on the Second Funding Date, none of the Loan Parties shall have any Indebtedness (other than Permitted Indebtedness).

For the purpose of determining compliance with the conditions specified in this Section 5.3, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.3 unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed Second Funding Date specifying its objection thereto.

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5.4 Conditions to Each Subsequent Extension of Credit. The obligation of each Revolving Facility Issuing Bank and each Revolving Lender to make any extension of credit requested to be made by it hereunder on any date other than the First Funding Date is, except as provided in Section 3.1(c), subject to the satisfaction (or waiver in accordance with Section 11.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Credit Documents to which such Person is a party (other than the representations and warranties set forth in Sections 4.26(a) and 4.26(b)) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. (a) With respect to any Revolving Loan to be made after the First Funding Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.5 and (b) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii), a Letter of Credit after the First Funding Date, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.4 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date the Borrower shall:

6.1 Financial Statements. Furnish to the Administrative Agent (for further distribution by the Administrative Agent to the Lender Parties):

(a) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Borrower (beginning with the first full calendar quarter following the First Funding Date and other than the last quarterly fiscal period of each such fiscal year), copies of,

(i) an unaudited balance sheet of the Borrower as at the end of such quarter; and

(ii) unaudited statements of income and cash flows, of the Borrower for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

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(iii) and, commencing with the first full calendar quarter following the first anniversary of the First Funding Date, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Borrower as being fairly stated in all material respects, subject to changes resulting from year-end adjustments and the absence of footnotes; and

(b) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2020), copies of:

(i) a balance sheet of the Borrower, as at the end of such year; and

(ii) statements of income and cash flows of the Borrower for such year,

setting forth in each case, one year after the Borrower first provides item (a) and (b) above, in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein), and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based, except as expressly resulting solely from an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such opinion is delivered) of independent public accountants of recognized national standing (it being understood that each of (A) Deloitte & Touche, (B) Ernst & Young, (C) KPMG and (D) PricewaterhouseCoopers meet the requirements for purposes of this Section 6.1(b)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Borrower and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances. In the event the First Acquisition is consummated in the fourth (4th) fiscal quarter of 2020, then the Borrower shall only be required to provide unaudited financial statements satisfying the applicable requirements in this clause (b) for the year ended December 31, 2020.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (for further distribution by the Administration Agent to the Lender Parties):

(a) Notice of Default or Event of Default. Promptly, and in any event within five (5) Business Days after a Responsible Officer obtains actual knowledge of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

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(b) ERISA Matters.

(i) Promptly, and in any event within thirty (30) days after a Responsible Officer obtains actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(A) with respect to any Single Employer Plan, any Reportable Event for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(B) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(C) the imposition of any Lien on any of the rights, properties or assets of the Borrower pursuant to Title I or IV of ERISA or any withdrawal from, or the termination, or insolvency of, any Multiemployer Plan, if such Liens or acts, taken together with any other Liens or acts then existing, would reasonably be expected to have a Material Adverse Effect; or

(ii) Promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Borrower may request with respect to any Multiemployer Plan; provided that if the Borrower has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(c) Notices from Governmental Authority. Promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Borrower from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(d) Resignation or Replacement of Auditors. Within ten (10) Business Days following the date on which the auditors of the Borrower resign or the Borrower elects to change auditors, as the case may be, notification thereof;

(e) Material Events. Promptly, and in any event within ten (10) Business Days after a Responsible Officer obtains actual knowledge thereof, notification of: (A) the occurrence of any Casualty Event or Event of Eminent Domain with respect to the Project or properties of the Borrower in excess of $7,500,000 in value in the aggregate, (B) any litigation or similar proceeding (including any Environmental Claim) affecting the Borrower or its properties that has resulted in or would reasonably be expected to have a Material Adverse Effect, (C) the termination or revocation of any material Permit to the extent it has or would reasonably be expected to have a Material Adverse Effect or (D) the occurrence of any other event that has a Material Adverse Effect;

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(f) Material Agreements. Promptly, and in any event not later than ten (10) Business Days after the Borrower receives notice or gives notice, as the case may be, or a Responsible Officer obtains actual knowledge, thereof, (i) notification of any termination or expiration (other than by its terms), or notice of event of default under, any Material Project Document, (ii) copies of any material written amendments or modifications to any Material Project Document, (iii) copies of any Material Project Documents entered into by the Borrower after the Closing Date, and (iv) any claim of force majeure under any Material Project Document which exists for more than thirty (30) days;

(g) Insurance. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, evidence that insurance complying with the requirements of Section 6.2 has been obtained and is in full force and effect and all premiums due thereon have been paid in full;

(h) Operation Report. No later than sixty (60) days after the end of each calendar quarter a reasonably detailed operating report substantially in the form of Exhibit I for the previous calendar quarter;

(i) Budgets. No later than sixty (60) days following the end of any fiscal year, the Borrower shall deliver to the Administrative Agent a reasonably detailed budget for the following fiscal year, which budget shall be accompanied by a certificate of a Responsible Officer stating that such budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such budget is incorrect or misleading in any material;

(j) Requested Information. With reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or properties of the Borrower (including the Project) or relating to the ability of the Borrower to perform its obligations hereunder and under the Credit Documents to which it is a party as from time to time may be reasonably requested by any Agent or Lender Party.

(k) Electronic Delivery. Financial statements, other information and Officer’s Certificates that are required to be delivered by the Borrower pursuant to Section 6.1(a) or (b) shall be deemed to have been delivered if the Borrower satisfies any of the following requirements with respect thereto:

(i) such financial statements satisfying the requirements of Section 6.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 6.3 are delivered to each Lender Party by e-mail; or

(ii) such financial statements satisfying the requirements of Section 6.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 6.3 are timely posted by or on behalf of the Borrower on Intralinks or on any other similar website to which each Lender Party has free access and the ability to download and print such items;

provided that, in the case of clause (ii), the Borrower shall have given each Lender Party prior written notice, which may be by e-mail or in accordance with Section 11.2, of such posting in connection with each delivery, provided, further, that upon request of any Lender Party to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Borrower will promptly e-mail them or deliver such paper copies, as the case may be, to such Lender Party.

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6.3 Officer’s Certificates. Each set of financial statements delivered to a Lender Party pursuant to Section 6.1(a) or Section 6.1(b) shall be accompanied by an Officer’s Certificate executed by a Senior Financial Officer setting forth a statement that, to such Senior Financial Officer’s actual knowledge after due inquiry, such Senior Financial Officer has obtained no actual knowledge of any Default or an Event of Default or, if any such Default or Event of Default exists, specifying the nature and period of existence thereof. In the event that the Borrower has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 1.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election.

6.4 Visitation. The Borrower shall permit the representatives of each Lender Party:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Lender Party and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower to discuss the finances and accounts of the Borrower with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably delayed or withheld) to visit the other offices and properties of the Borrower (including the Project), not more than once each calendar year during normal business hours; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower (including the Project), to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the finances and accounts of the Borrower with the Borrower’s officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be reasonably requested;

provided that prior to the Second Funding Date, such rights shall be subject to the terms of the Yards Creek Operating Agreement.

6.5 Compliance with Laws. Without limiting Section 7.14, the Borrower shall and shall cause the Project to: (a) comply with all Applicable Laws (including Environmental Laws, the Patriot Act and the other laws and regulations referred to in Section 4.28 hereto) except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect and (b) maintain and, from time to time obtain and renew, all material Permits, as is or in the future shall be necessary for the ownership, operation and maintenance of the Project in accordance with the Transaction Documents and Applicable Laws except where the failure to maintain such Permits would not reasonably be expected to result in a Material Adverse Effect.

6.6 Insurance. The Borrower shall at all times, without cost to the Collateral Agent or any other Secured Party, in relation to the Project maintain or cause to be maintained, insurance in accordance with, and comply with, the requirements set forth on Schedule 6.6 hereto (the “Required Insurance”).

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6.7 Maintenance of Properties. The Borrower shall maintain and keep, or cause to be maintained and kept, its properties in good working order and condition (other than ordinary wear and tear), and shall operate and maintain the Project in all material respects in accordance with Prudent Industry Practices and Applicable Laws except, in any such case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.8 Payment of Taxes; Fees. The Borrower shall file all material tax returns required to be filed by it in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, levies or utility charges imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent; provided that the Borrower shall not be required to pay any such Tax, assessment, charge or levy to the extent that (x) the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and the Borrower has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or (y) the nonpayment of such Taxes, assessments, charges and levies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.9 Legal Existence, Conduct of Business, Payment of Obligations, Etc. Subject to Section 7.2, the Borrower shall at all times (a) preserve and keep in full force and effect its legal existence as a Delaware limited liability company, (b) maintain all material rights, privileges and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) pay all of its material obligations, howsoever arising, as and when due and payable, except (i) such as may be contested in good faith or as to which a bona fide dispute may exist or (ii) where the failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect.

6.10 Books and Records. The Borrower shall maintain proper books of record and account in conformity with GAAP and otherwise in all material respects in compliance with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower. The Borrower has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets and the Borrower shall continue to maintain such system.

6.11 Continued Perfection of Security Interests.

(a) With respect to any property acquired after the First Funding Date by the Borrower (other than (x) any property described in paragraph (b) below), (y) any property constituting Excluded Assets and (z) any property subject to a Lien expressly permitted by Section 7.3 as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien) the Borrower shall promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Required Lenders deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of UCC financing statements in such jurisdictions as may

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be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent; provided that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of UCC financing statements or delivery of Collateral that can be perfected by possession unless the value of such property, individually or in the aggregate, is equal to $1,000,000 or more.

(b) With respect to any fee interest in any real property (together with improvements thereof) that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000 acquired after the First Funding Date by the Borrower (other than (x) property constituting Excluded Assets, (y) property subject to the Mortgage delivered on the applicable Funding Date and (z) any such real property subject to a Lien expressly permitted by paragraph (g)(ii) of the definition of Permitted Lien), the Borrower shall promptly (i) execute and deliver a first priority mortgage or deed of trust, as applicable (or amendments to existing Mortgages) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, and (ii) if reasonably requested by the Required Lenders, provide the Secured Parties with title insurance, surveys, consents, estoppels (if applicable), evidence of compliance with the Flood Requirements (if applicable) and legal opinions in form and scope substantially consistent with the corresponding documentation delivered on the applicable Funding Date.

(c) No later than the date that is ninety (90) days after the date on which an Acquisition is consummated in accordance with the corresponding Purchase Agreement (as such date may be extended by the Borrower with the consent of the Administrative Agent, acting on the instructions of the Required Lenders (in their sole discretion)), the Borrower shall deliver to the Administrative Agent the following:

(i) a Mortgage with respect to the real property interests acquired in connection with the applicable Acquisition (and/or, for the Second Acquisition, at the Borrower’s election, a modification, amendment and restatement and/or consolidation of the Mortgage provided in connection with the First Acquisition, in a form consistent with the definition of Mortgage, which covers such acquired real property interests together with the real property interests acquired in connection with the First Acquisition) duly executed, acknowledged and delivered by a duly authorized representative of each party thereto, in a form suitable for filing or recording, together with evidence that a counterpart of such Mortgage has been delivered within such time period to the appropriate Title Insurance Company and is in form suitable for filing or recording in all applicable filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the real property interests described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and that all filing and recording taxes and fees have been paid or deposits or other reasonably acceptable arrangements to pay for the same out of the proceeds of the Loan have been made by the Borrower to or with the Title Insurance Companies;

(ii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (or policies) or marked up unconditional (subject only to payment of fees within such time period) binder(s), proforma(s), or commitment(s) for such insurance, in an amount equal to $55,000,000 in respect of each Acquisition, together with such

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endorsements as reasonably requested by the Administrative Agent and which are reasonably available in the applicable jurisdiction at commercially reasonable rates (a “Title Policy”), issued by Fidelity National Title Insurance Company or another title insurance company reasonably satisfactory to the Administrative Agent (collectively, the “Title Insurance Companies”), in each case in form and substance reasonably satisfactory to the Administrative Agent (for the avoidance of doubt, after the Second Acquisition is consummated the Title Policies to be provided under this clause (ii) shall be in the aggregate amount of $110,000,000);

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property, either: (A) the survey (or the zipmap) of such Mortgaged Property set forth on Schedule 6.11, and certified to the Collateral Agent and the Title Insurance Companies (or, in the case of the zipmap, prepared for the Borrower, the Lenders and the Title Insurance Companies) by an independent land survey or duly registered and licensed in the States in which the property described in such surveys is located, for which all necessary fees (where applicable) have been paid (or that reasonably acceptable arrangements for the payment thereof out of proceeds of the Loan have been made) and otherwise in form and substance reasonably satisfactory to the Administrative Agent; or (B) a copy of the survey (or the zipmap) of such Mortgaged Property as set forth on Schedule 6.11 together with a no-change affidavit from Borrower with respect thereto sufficient to cause the Title Insurance Companies to issue the applicable Title Policy with respect to the Mortgage of such Mortgaged Property without a general survey exception applicable to the portions of such Project which comprise the main power generating facilities of the Project.

(iv) The Administrative Agent shall have received (A) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (a “Flood Hazard Determination”) with respect to the portion of the Project on which a “Building” (as defined in 12 C.F.R. Chapter III, Section 339.2) owned by any Loan Party is located addressed to the Collateral Agent and (B) if such “Building” (as so defined) is located in a special flood hazard area as indicated by the “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination delivered pursuant to sub-clause (A) above (a “Flood Hazard Property”), (1) Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Building is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the NFIP, (2) evidence as to whether such Flood Hazard Property is located in a community that participates in the NFIP, and (3) evidence of a policy of flood insurance that (x) covers any “Building” (as so defined) that is encumbered by any Mortgage for the Project, (y) is written in an amount not less than the lesser of (i) the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 (or any amendment or successor act thereto and including the regulations issued thereunder) (collectively, the “Flood Laws”) and (ii) the amount of coverage required under the Flood Laws and (z) otherwise complies with all applicable rules and regulations promulgated pursuant to the Flood Laws and names the Collateral Agent as the sole loss payee on behalf of the Secured Parties (and, for avoidance of doubt, if flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which such Project is located does not participate in the NFIP, no flood insurance shall be required for such property) (the requirements described in this clause (iv) being the “Flood Requirements”); and

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(v) legal opinion(s) of Saul Ewing Arnstein & Lehr LLP, New Jersey local counsel to the Loan Parties, and/or such other law firm reasonably acceptable to the Administrative Agent, with respect to the due execution, delivery, enforceability and perfection of such Mortgage on the Mortgaged Property described therein, in each case in form and substance reasonably acceptable to the Administrative Agent.

(d) If any “Building” (as defined in 12 C.F.R.Chapter III, Section 339.2) within the Project is at any time designated a Flood Hazard Property, the Borrower shall comply with the Flood Requirements with respect to such Mortgaged Property by not later than ninety (90) days after a Responsible Officer of the Borrower has obtained knowledge of such designation.

6.12 Use of Proceeds. The Borrower shall:

(a) Use of the proceeds of the Closing Term Loans solely (i) to pay to the applicable Seller (or reimburse the Sponsor) a portion of the First Acquisition consideration, (ii) to fund the Debt Service Reserve Account to the extent not funded with a Letter of Credit and (iii) to pay related transaction fees and expenses.

(b) Use of the proceeds of the Delayed Draw Term Loans solely (i) to pay to the applicable Seller (or reimburse the Sponsor) a portion of the Second Acquisition consideration, (ii) to fund the Debt Service Reserve Account to the extent not funded with a Letter of Credit and (iii) to pay related transaction fees and expenses.

(c) Use the proceeds of the Revolving Loans solely to finance the general corporate and working capital purposes of the Borrower and to pay related transaction fees and expenses, including to support the Borrower’s obligations under Permitted Commodity Hedge and Power Sales Agreements, the Yards Creek Operating Agreement and other collateral requirements of the Borrower, to fund the Debt Service Reserve Account and/or to fund any Revolving L/C Unreimbursed Drawing.

(d) Use the Letters of Credit solely to finance the general corporate and working capital purposes of the Borrower, including to support the Borrower’s obligations under Permitted Commodity Hedge and Power Sales Agreements, the Yards Creek Operating Agreement and other collateral requirements of the Borrower and to fund the Debt Service Reserve Account.

6.13 Separateness. The Borrower shall act as, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, separate stationery, separate bank accounts, invoices and checks bearing its own name and shall otherwise comply with the provisions of Schedule 6.13.

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6.14 Compliance with Material Project Documents. The Borrower shall duly and punctually perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Documents except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.15 Energy Regulation. The Borrower shall take or cause to be taken all necessary or appropriate actions so that (a) it has MBR Authority and (b) it maintains its EWG status.

6.16 Account Control Agreements. Within sixty (60) days following the First Funding Date or the opening of any Local Account, the Borrower shall deliver to the Administrative Agent and the Collateral Agent customary account control agreements in form and substance reasonably satisfactory to the Administrative Agent (the “Account Control Agreements”) for each of the Local Accounts, entered into by the depositary institution maintaining each Local Account and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such Local Account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

6.17 Compliance with Sanctioned Persons and AML Laws.

(a) The Borrower hereby covenants and agrees that it will not conduct business with or engage in any transaction with any Person identified on the SDN List, any Persons determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, or acting on behalf of, any of the Persons identified on the SDN List or any other Person who is otherwise the target of Sanctions or who is located, organized or residing in any Sanctioned Country.

(b) If to the Borrower’s knowledge, any Loan Party or any Affiliate thereof, is named on the SDN List, the Borrower will immediately (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable Requirements of Law with respect to such designation (regardless of whether the party included on the SDN List is located within the jurisdiction of the United States, including the AML Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Collateral Agent taking any and all steps it deems necessary, in the Administrative Agent’s or Collateral Agent’s sole discretion, as applicable, to comply with all applicable Requirements of Law with respect to any such designation, including the requirements of the AML Laws (including the “freezing” and/or “blocking” of assets).

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws, AML Laws and applicable Sanctions.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date the Borrower shall not do any of the following:

7.1 Transactions with Affiliates. The Borrower shall not enter into any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except on terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower may make the payments permitted by Section 7.7.

Yards Creek – Credit Agreement

7.2 Prohibition on Fundamental Changes; Line of Business.

(a) Other than in connection with the Acquisitions, the Borrower shall not (i) enter into any transaction of merger or consolidation, change its form or jurisdiction of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), (ii) dispose of all or substantially all of its assets in a single transaction or series of related transactions, or (iii) discontinue its business.

(b) The Borrower shall not form any Subsidiaries or, other than in connection with the Acquisitions, purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

(c) The Borrower shall not engage in any business other than the ownership, operation, maintenance, use (including the generation, sale and transmission of electric energy), and financing of the Project and activities reasonably related thereto or reasonable extensions thereof.

7.3 Liens. The Borrower shall not create, incur or assume any Lien on or with respect to any of its property or its assets (including any Collateral), whether now owned or held or hereafter acquired, except for Permitted Liens.

7.4 Indebtedness. The Borrower shall not create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except the following (collectively, “Permitted Indebtedness”):

(a) Indebtedness incurred pursuant to any Credit Document;

(b) unsecured Indebtedness of the Borrower (other than Intercompany Indebtedness) in an aggregate principal amount at any one time outstanding not to exceed $5,000,000;

(c) Purchase Money Indebtedness (including Capital Lease Obligations); provided that the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed $7,500,000 in the aggregate at any one time outstanding;

(d) unsecured Indebtedness of the Borrower owing to any Affiliate of the Borrower in an aggregate outstanding principal amount not to exceed $15,000,000 so long as such Indebtedness is subordinated in right of payment to the Loans in accordance with the terms of subordination reasonably acceptable to the Administrative Agent (“Intercompany Indebtedness”);

(e) Permitted Refinancing Indebtedness to refinance all or any portion of any Indebtedness permitted under this Section; provided that the amount of any such Permitted Refinancing Indebtedness shall be deemed outstanding as the same type of Indebtedness being refinanced for purposes of determining the capacity of the Borrower to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness (to the extent such capacity is limited hereunder);

Yards Creek – Credit Agreement

(f) Indebtedness listed on Schedule 7.4(f);

(g) Performance Guarantees supporting the Project; provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Borrower and its Affiliates and in no event shall any such Performance Guarantee be secured by Collateral;

(h) Indebtedness under any Permitted Commodity Hedge and Power Sales Agreement or other Swap Agreement entered into in accordance with Section 7.12;

(i) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(j) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements;

(k) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(l) Indebtedness of the Borrower on then current market terms, so long as the proceeds thereof are used to fund Capital Expenditures relating to modifications to the Project to the extent required by Requirements of Law, in an aggregate principal amount not to exceed $19,500,000 at any one time outstanding; provided that such Indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the Scheduled Termination Date.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.4, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Borrower, as the case may be, under a specific subsection of this Section 7.4 and any Guarantee in respect of such Indebtedness which is also permitted to be incurred by the Borrower, as the case may be, under the same subsection of this Section 7.4 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

7.5 Sale of Assets. The Borrower shall not enter into any Asset Disposition.

7.6 Investments. The Borrower shall not make or hold any Investment, except:

(a) extensions of trade credit in the ordinary course of business;

Yards Creek – Credit Agreement

(b) any Investment in, or that at the time of making such Investment was, Cash Equivalents;

(c) Indebtedness permitted by Section 7.4;

(d) loans and advances to officers, directors and employees of the Borrower in the ordinary course of business (including for reasonable and customary travel, relocation and similar expenses incurred in the ordinary course of business) in an aggregate un-recovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Borrower in respect of any such Investments) $1,000,000 at any one time outstanding;

(e) to the extent constituting Investments, any reinvestment of Net Cash Proceeds as contemplated by Section 3.4(b)(i) and Sections 3.4(b)(ii) and 3.4(b)(iv) of the Depositary Agreement;

(f) to the extent constituting Investments, Investments in contracts and other agreements (including Swap Agreements) to the extent otherwise permitted under the Credit Documents;

(g) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business; or

(h) Investments made by the Borrower solely with the proceeds of capital contributions received directly or indirectly from Holdings, provided that such Investments are applied consistent with Sections 3.4(b)(ii) and 3.4(b)(iv) of the Depositary Agreement.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.6, the Borrower may select the subsection to which such Investment shall be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

7.7 Restricted Payments. The Borrower shall not declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower (collectively, “Restricted Payments”), except that:

(a) the Borrower may make payments and other distributions to the Sponsor (or its designee or applicable Affiliate) contemplated by Section 6.12(a)(i) and Section 6.12(b)(i) on the applicable Funding Date.

(b) the Borrower may make payments to Holdings (or its designee) to reimburse Holdings for general and administrative costs of the Project, the Borrower directly incurred by Holdings and other corporate overhead expenses in the ordinary course of business not to exceed $500,000 in any fiscal year;

Yards Creek – Credit Agreement

(c) so long as no Event of Default has occurred and is continuing, for so long as Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, with respect to any tax period, Borrower may make distributions to Holdings (for further distribution to Sponsor and by Sponsor to Sponsor’s direct or indirect owners, as applicable) of an amount equal to the product of (x) the Assumed Tax Rate, and (y) Borrower’s Stand-alone Taxable Income for such tax period (“Permitted Tax Distributions”); provided that any amounts withheld, remitted, or required to be remitted by the Borrower to a Governmental Authority pursuant to Section 1445 or 1446 of the Code (or any similar provision of state, local or foreign law) with respect to any such direct or indirect owner shall be deemed to have been distributed to Holdings as a Permitted Tax Distribution for this purpose; provided further that if the amount of Permitted Tax Distributions made for any taxable year based on estimated taxable income and gain of Borrower for such taxable year exceeds the amount of Permitted Tax Distributions based on the final taxable income or gain of Borrower for such taxable year, any excess distribution shall reduce future Permitted Tax Distributions; and

(d) so long as the Distribution Conditions are satisfied as of the date of any Restricted Payment, commencing with and after the Quarterly Payment Date occurring at the end of the first full calendar quarter following the First Funding Date, the Borrower may make Restricted Payments to Holdings or its designee with amounts on deposit in, or credited to, the Distribution Account from time to time to the extent permitted pursuant to Section 3.6 of the Depositary Agreement.

All Restricted Payments permitted by this Section 7.7 shall be made solely from funds which are available for distribution to the Borrower for such purpose pursuant to the terms of the Depositary Agreement.

7.8 Organizational Documents; Etc.

(a) The Borrower shall not make any amendment, modification or change to the Borrower’s limited liability company agreement or certificate of formation that is adverse to the interests of the Lender Parties in any material respect without the prior written consent of the Required Lenders.

(b) The Borrower shall not make any change in fiscal year end date from December 31 or change the Borrower’s method of determining fiscal quarters or make or permit any change in accounting policies or reporting practices except as required by GAAP and except for any changes which are not materially adverse to the Lenders.

(c) The Borrower shall not change its name or the location of its chief executive office, principal place of business or federal identification number without written notice to the Collateral Agent and the Administrative Agent within thirty (30) days following such change.

7.9 Material Project Documents; Etc.

(a) The Borrower shall not cause, consent to, or permit, any termination (except pursuant to the terms thereof), amendment, replacement, modification, assignment, variance or waiver of timely compliance with any terms or conditions of any material Permit or the Material Project Documents to which it is a party other than pursuant to the Security Documents or, with respect to any Material Project Participant, as expressly permitted in the corresponding Material Project Document, except:

Yards Creek – Credit Agreement

(i) the extension of a material Permit or Material Project Document on terms that are not materially adverse to the Lender Parties shall not require the consent of the Required Lenders; or

(ii) any termination, amendment, replacement, modification, variance or waiver of a material Permit or Material Project Document, to the extent that such termination, amendment, replacement, modification, variance or waiver would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower shall not enter into any Additional Project Documents unless (i) entering into such document would not reasonably be expected to result in a Material Adverse Effect, and (ii) the Borrower shall use its commercially reasonable efforts to obtain a Consent for sixty (60) days after entering into such Additional Project Document.

7.10 Maintenance of Accounts. The Borrower shall not open and maintain, or otherwise deposit or withdraw sums from any deposit accounts or securities accounts, other than (a) the Debt Service Reserve Account and the Revenue Account and the Local Account, (b) lock-box accounts required under Energy Management Agreements, (c) (i) payroll accounts with balances that do not exceed $3,000,000 in the aggregate at any time outstanding and (ii) pass-through accounts, zero-balance accounts and similar accounts so long as (x) funds are not held in such accounts for more than a one-day period and (y) balances in such accounts do not exceed $3,000,000 in the aggregate at any time outstanding, (d) (i) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to the Borrower by counterparties under any agreement, instrument or other written undertaking to which the Borrower is a party, and (ii) other similar accounts subject to a Permitted Lien, and (e) any other accounts referred to in the Depositary Agreement. After the First Funding Date, if the Borrower has insufficient amounts available to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement, the failure to so fund the Debt Service Reserve Account shall not be deemed a Default or an Event of Default hereunder.

7.11 Tax Elections. The Borrower shall not alter its classification from being a Pass-Through Entity for United States federal income tax purposes.

7.12 Swap Agreements. The Borrower shall not enter into any Swap Agreement except in the ordinary course of business and not for the purpose of speculation where (a) a Responsible Officer of the Borrower has reasonably determined that it is on terms fair and reasonable to, the Borrower and that entry into such Swap Agreement would not reasonably be expected to have a Material Adverse Effect, (b) such Swap Agreement does not create any Lien on or with respect to the property or assets of the Borrower other than Permitted Liens and (c) in the case of any Commodity Hedge and Power Sales Agreements it (i) is entered into to hedge against or mitigate the risks of fluctuations in commodity (including transportation) prices or availability to which the Borrower has actual or reasonably expected exposure in and for amounts no more than the Borrower is reasonably expected to use or consume for the purposes thereof and (ii) with respect to physical sales of energy or capacity, commits the Borrower to no more than the reasonably

Yards Creek – Credit Agreement

expected uncommitted available output on a net basis (based on physical and economic input availability and output) of the Project taking into account all related Commodity Hedge and Power Sales Agreements of the Project. For the avoidance of doubt, the Borrower may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Swap Agreement entered into in accordance with the terms hereof and to the extent otherwise not prohibited by this Agreement.

7.13 Capital Expenditures. The Borrower shall not make any Capital Expenditure in connection with any discretionary expansion of the Project, except for such Capital Expenditures not exceeding in the aggregate $19,500,000.

7.14 AML Laws; Anti-Corruption Laws; Sanctions. The Borrower shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions, or (c) in any manner that would constitute a violation of any Sanctions by the Borrower, any Lender, any Agent or any other party hereto.

7.15 Margin Stock. The Borrower shall not use the proceeds of any Loans, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock.

SECTION 8. EVENTS OF DEFAULT

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Borrower defaults in the payment of: (i) any principal of any Loan or Revolving L/C Unreimbursed Drawing when due in accordance with the terms hereof; (ii) any scheduled interest on any Loan or Revolving L/C Unreimbursed Drawing or any fees payable pursuant to the applicable Credit Documents within five (5) Business Days after any such interest or fees become due in accordance with the terms hereof or thereof; or (iii) any other amount payable hereunder or under any other Credit Document within thirty (30) days after such amount becomes due in accordance with the terms hereof or thereof; or

(b) the Borrower defaults in the performance of or compliance with any obligation or covenant contained in Section 6.2(a), 6.9(a), or 7; or

(c) any Loan Party defaults in the performance of or compliance with any obligation or covenant contained herein (other than those referred to in Section 8(a) or Section 8(b)) or in any other Credit Document and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 8(c)); provided that if such default is of a nature that it cannot be reasonably cured within such thirty (30) day period but is susceptible to cure within a longer period, an Event of Default shall not result therefrom so long as the Borrower as promptly as practicable commences action reasonably designed to cure such default and continues to diligently pursue such action and such default is cured within sixty (60) days after the expiration of the initial thirty (30) day grace period; or

Yards Creek – Credit Agreement

(d) any representation or warranty made in writing or deemed made by any Loan Party under this Agreement or under any other Credit Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made or deemed made; provided that, if the facts giving rise to such false or incorrect representation or warranty are capable of being cured or remedied, such facts are not cured or remedied within thirty (30) days (or if such facts are not susceptible to cure or remedy within thirty (30) days, and such Loan Party is proceeding with diligence and in good faith to cure or remedy such facts, such thirty (30) day period shall be extended as may be necessary to cure or remedy such facts, such extended period not to exceed ninety (90) days in the aggregate) after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Loan Party receiving written notice of such failure from the Administrative Agent; or

(e) (i) the Borrower is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(f) any Loan Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent of a Loan Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Loan Party, as the case may be, or any such petition shall be filed against any Loan Party and such petition shall not be dismissed within sixty (60) days; or

Yards Creek – Credit Agreement

(h) a final judgment or judgments (other than judgments fully covered by insurance) for the payment of money aggregating in excess of $10,000,000, including a final order enforcing a binding arbitration decision, are rendered against the Borrower, which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(i) (i) the Borrower shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any such Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Single Employer Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii), such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(j) (i) any of the Security Documents shall fail to be in full force and effect or fail to provide the Collateral Agent (acting for the benefit of the Secured Parties) the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby (taken as a whole), or the validity thereof or the applicability thereof to the Obligations or any other obligations purported to be secured thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party or (ii) any Capital Stock in the Borrower shall cease to be subject to a first priority perfected Lien in favor of the Collateral Agent; or

(k) the Borrower shall have voluntarily abandoned the Project for more than ninety (90) consecutive days (other than as a result of an event of force majeure); or

(l) a Change of Control shall have occurred; or

(m) the Borrower or a Material Project Participant party to a Material Project Document fails to perform or observe any of its material covenants or obligations thereunder or is otherwise in default thereunder after expiration of all applicable grace periods thereunder and as a consequence of such default such Material Project Document is terminated, and such termination would reasonably be expected to result in a Material Adverse Effect; provided that, no such event shall be an Event of Default if within ninety (90) days from the occurrence of any such event, (i) any breaching party resumes performance and otherwise cures such failure to perform or observe its covenants or obligations under such Material Project Document, or (ii) the default or breach is by a Material Project Participant and the Borrower enters into an Additional Project Document that meets the standards of a replacement agreement set forth in Section 7.9(b) on pricing and other terms and conditions (taken as a whole) no less favorable to the Borrower than the affected Material Project Document.

Yards Creek – Credit Agreement

SECTION 9. REMEDIES

9.1 Acceleration.

(a) If an Event of Default with respect to the Borrower described in clauses (ii), (iii) or (v) of Section 8(f) or Section 8(g) has occurred, then automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other Obligations (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), plus (x) all accrued and unpaid interest thereon and (y) all other amounts owing under this Agreement and the other Credit Documents shall immediately become due and payable.

(b) With respect to the Obligations, if any other Event of Default has occurred and is continuing, either or both of the following actions may be taken, subject in both cases to Section 11.1(d): (1) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (2) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) plus (x) all accrued and unpaid interest thereon and (y) all other amounts owing under this Agreement and the other Credit Documents, to be due and payable forthwith, whereupon the same shall immediately become due and payable.

9.2 Cash Collateralization. To the extent not already Cash Collateralized, upon any acceleration of Revolving L/C Obligations pursuant to this Section 9, with respect to all applicable Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 101.5% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Revolving L/C Unreimbursed Drawings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.2 or the Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Lenders with respect to a Default or Event of Default are hereby expressly waived by the Borrower.

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9.3 Application of Proceeds. Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Lender Parties shall be applied in accordance with the terms of the Intercreditor Agreement.

SECTION 10. APPOINTMENT OF ADMINISTRATIVE AGENT

10.1 Appointment of Administrative Agent. Each Lender Party hereby irrevocably designates and appoints the Administrative Agent as administrative agent of such Lender Party under this Agreement and the other Credit Documents, and each such Lender Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Except as otherwise provided in Section 10.10, the provisions of this Section 10.1 are solely for the benefit of the Administrative Agent and each Lender Party and the Borrower shall not have claims as a third-party beneficiary of any of such provisions. Each Lender Party hereby irrevocably instructs the Administrative Agent to execute and deliver this Agreement, the other Credit Documents and each other agreement, document or instruction contemplated hereby or thereby.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys in fact.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lender Parties for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.

Yards Creek – Credit Agreement

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, in each case, subject to Section 11.1(d)), as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, in each case, subject to Section 11.1(d)), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lender Parties and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lender Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender Parties.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation

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or warranty by the Administrative Agent to any Lender Party (including with respect to any determination that applicable “know your customer” and anti-money laundering policies of any Lender Party are satisfied). Each Lender Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder or issue Letters of Credit, as applicable, and enter into this Agreement. Each Lender Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification.

(a) The Lenders (other than any Lender solely in its capacity as a Revolving Facility Issuing Bank) agree to severally indemnify the Administrative Agent and its officers, directors, employees, Affiliates, agents and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(b) Each of the Revolving Lenders agree to indemnify each Revolving Facility Issuing Bank in its capacity solely as a Revolving Facility Issuing Bank and its officers, directors, employees, Affiliates, agents and controlling persons (each, an “L/C Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Revolving Lender’s respective Revolving Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such L/C Indemnitee in any way relating to or arising out of, the issuances of any Letters of Credit or any obligations of the Revolving Facility Issuing Bank under this Agreement or any action taken or omitted by such L/C Indemnitee under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such L/C Indemnitee’s gross negligence or willful misconduct. Each Revolving Facility Issuing Bank, in its capacity solely as a Revolving Facility Issuing Bank shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Revolving Facility Issuing Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not such hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender Party and may exercise the same as though it were not the Administrative Agent, and the terms “Revolving Facility Issuing Bank”, “Revolving Facility Issuing Banks”, “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lender Parties and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then, subject to Section 11.1(d), the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights,

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powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10.9 and Section 11.6 shall continue to inure to its benefit.

10.10 Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to Section 11.1(d), if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person, and subject to the reasonable approval of the Borrower (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing), remove such Person as Administrative Agent and, appoint a replacement Administrative Agent hereunder, which successor agent shall (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date five (5) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed; provided that if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent pursuant to this Section 10.10). For the avoidance of doubt, to the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender may act to remove any such Person as Administrative Agent.

10.11 Joint Coordinating Lead Arrangers. The Joint Coordinating Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacities as such.

10.12 Reliance Letter. Each of the Lender Parties hereby consents and agrees to the Administrative Agent’s entry into the reliance letters and use of work product agreements referred to in Section 5.1(d) on its behalf, and agrees that, to the extent applicable, the terms and conditions set forth in each such reliance letter or use of work product agreement, as applicable, shall bind each Lender Party as though it were directly a party thereto.

10.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or Revolving L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Revolving L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Revolving Facility Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Section 10.7) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.7.

10.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Joint Coordinating Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

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and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Joint Coordinating Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent and any Joint Coordinating Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Neither this Agreement, any other Credit Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Credit Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Credit Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) forgive, reduce or waive the principal amount or extend the final scheduled date of maturity of any Loan or Revolving L/C Unreimbursed Drawing, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders of each adversely affected Facility)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or any other Commitment, in each case without the written consent of each Revolving Facility Issuing Bank and each Lender adversely affected thereby; (ii) change the voting rights of any Revolving Facility Issuing Bank or

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any Lender under this Section 11.1 or any other applicable provision hereof without the written consent of such Revolving Facility Issuing Bank or such Lender; (iii) amend the definition of “Required Lenders” or reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents, release all or substantially all of the Collateral or release Holdings from its obligations under any Security Document (except as expressly permitted by the Credit Documents), in each case without the written consent of all Lender Parties; (iv) amend, modify or waive any provision of Sections 2.15(a), (b) or (c) or Section 11.7 without the written consent of each Revolving Facility Issuing Bank and each Lender adversely affected thereby or any other provision of Section 2.15 without the written consent of the Required Lenders in respect of each Facility adversely affected thereby; (v) amend the definition of “Required Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 10 or any other provision of any Credit Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 (or any other provision of this Agreement or any other Credit Document that specifically provides for rights and obligations of any Revolving Facility Issuing Bank without the written consent of each affected Revolving Facility Issuing Bank); (viii) amend, modify or waive any provision of this Section 11.1(a)(viii) or Section 11.6 or any provision of any other Credit Document that affects the Collateral Agent without the written consent of the Collateral Agent; (ix) change the order of priority of payments set forth in Sections 2.8(c) and 2.9(d) or Section 4.1 or 4.4 of the Intercreditor Agreement without the written consent of each Revolving Facility Issuing Bank and each Lender directly and adversely affected thereby; (x) amend, modify or waive any provision of this Agreement in a manner that would adversely affect the Term Lenders or the Revolving Lenders disproportionately to any other class of Lenders without the consent of the Required Lenders of the adversely affected Facility; (xi) alter the ratable treatment of the obligations arising under Secured Interest Rate Hedging Agreements resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Secured Interest Rate Hedge Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms thereof), in each case in a manner adverse to any Secured Interest Rate Hedge Provider, without the written consent of such Secured Interest Rate Hedge Provider, or, in the case of a Secured Interest Rate Hedging Agreement provided by a Lender or an Affiliate of a Lender (or provided by any Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement), the written consent of such Lender or Affiliate of a Lender (or such Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement), (xii) amend, modify or waive any condition set forth in Section 5.4 to the making of Revolving Loans without the consent of the Required Lenders of the Revolving Facility or (xiii) amend, modify or waive Section 2.1(c) without the consent of each Lender, Revolving Facility Issuing Bank and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Revolving Facility Issuing Banks and Lenders and shall be binding upon the Loan Parties, the Revolving Facility Issuing Banks, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Revolving Facility Issuing Banks, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

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(b) Notwithstanding the foregoing provisions of Section 11.1(a), this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto or (ii) to provide for, evidence or effectuate actions that are not otherwise prohibited by this Agreement and the other Credit Documents. The Administrative Agent agrees to deliver to the Lenders a copy of each amendment effected pursuant to this Section 11.1(b).

(c) Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Credit Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Credit Documents to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this paragraph shall not require the consent of any Secured Party other than the Administrative Agent.

(d) To the extent that any Affiliated Lender or Affiliated Debt Fund holds Term Loans or Term Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender, shall (i) have any voting or approval rights whatsoever under the Credit Documents (including for purposes of any action requiring the approval of “Required Lenders” or pursuant to this Section 9.1) other than with respect to those matters (x) set forth in Section 11.1(a)(i), (ii) or (iv), to the extent such Affiliated Lender or Affiliated Debt Fund is a Lender affected thereby, (y) that disproportionately affect such Affiliated Lender or Affiliated Debt Fund in its capacity as a Term Lender as compared to the effect of such matters on the other Term Lenders, or be permitted to require the Administrative Agent, the Collateral Agent or any other Lender to undertake any action (or refrain from taking any action) pursuant to or with respect to the Credit Documents or (z) that specifically require the consent of each Lender, (ii) be permitted to, in its capacity as a Lender, attend any meeting or conference call with the Administrative Agent, the Collateral Agent, any other Lenders or the Borrower, receive any information from the Administrative Agent, the Collateral Agent, any Lender (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Term Loans or Term Commitments required to be delivered pursuant to Section 2) or the Borrower or have any rights of inspection or access relating to the Borrower or (iii) be permitted to make or bring any claim, in its capacity as Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to the duties and obligations of such Person under the Credit Documents other than in the case of a material breach by the Administrative Agent, the Collateral Agent or any other Lender to such Affiliated Lender or Affiliated Debt Fund (except with respect to any such breaches applicable to the Lenders generally unless the other Lenders have made or brought such claims). Notwithstanding anything to the contrary set forth herein (including Section 11.7(a)), so long as no Event of Default shall have occurred and be continuing, each applicable Affiliated Lender or Affiliated Debt Fund shall be entitled, in their respective sole discretion, to cancel or retire any Term Loans held by any Affiliated Lender or Affiliated Debt Fund.

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(e) Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees that, if any Loan Party or any such Loan Party’s assets shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law (“Bankruptcy Proceedings”), (i) such Affiliated Lender, solely in its capacity as a Lender, shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (an “Affiliated Lender Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Affiliated Lender Claim with respect thereto) shall be deemed to be voted in such Bankruptcy Proceeding in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender, solely in its capacity as a Lender, agree and acknowledge that the provisions set forth in this Section 11.1(e), constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code.

(f) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of a Facility that would, if and to the extent accepted by any such Lender, (x) extend the Scheduled Termination Date and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Margin and/or fees payable (provided that any changes consisting of increases to the Applicable Margin or fees shall not take effect prior to the Scheduled Termination Date) with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (y) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under such Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Revolving Facility Issuing Bank, without its prior written consent.

(g) In connection with any such loan modification, the Borrower and each accepting Lender (and, to the extent applicable, each Revolving Facility Issuing Bank) shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Credit Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and

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Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to the Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Facility, the Borrowers shall prepay any Revolving Loans outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.18) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Percentage of a Revolving Lender in respect of the Revolving Facility arising from any nonratable loan modification to the Revolving Commitments under this Section. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1 or on the First Funding Date under Section 5.2 with respect to the Loan Parties.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Revolving Facility Issuing Banks and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Yards Creek Energy LLC
c/o LS Power Equity Advisors LLC
One Tower Center, 21st Floor
East Brunswick, NJ 08816
Attention: General Counsel

Administrative Agent:	BNP Paribas
as Administrative Agent
787 Seventh Avenue
New York, NY 10019

Attention: Manoj Khatri

provided that any notice, request or demand to or upon the Administrative Agent, the Revolving Facility Issuing Banks or the Lenders shall not be effective until received.

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Notices and other communications to the Revolving Facility Issuing Banks or Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Revolving Facility Issuing Bank or Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Revolving Facility Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.3.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Eligible Assignee;

(B) the Administrative Agent (such consent not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan, Term Commitment, Revolving Commitment or Revolving Loan to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund; and

(C) with respect to any assignment of the Revolving Facility and Revolving Loans, the Revolving Facility Issuing Bank; provided that no consent of the Revolving Facility Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

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Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, a central bank or Federal Reserve Bank or Approved Funds, if any;

(B) (1) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 11.3, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Credit Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 11.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.3.

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(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error. Any assignment or transfer of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Ownership of an interest is required to be reflected in a book entry, whether or not physical securities are issued.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.3 and any written consent to such assignment required by paragraph (b) of this Section 11.3, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank, sell participations to one or more banks or other entities (other than a Loan Party) (each such bank or entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Revolving Facility Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 11.3, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.3. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Sections 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Sections 2.17(a), (d), (e) and (h).

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(ii) Each Lender that sells a participation shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans and Revolving L/C Obligations (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Commitments, Loans and Revolving L/C Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may at any time, without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 11.3 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank and without regard to the limitations set forth in Section 11.3(b). Each of Holdings, the Borrower, each Lender, each Revolving Facility Issuing Bank and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

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11.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender Party, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.5 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery thereof and the making of the Loans and other extensions of credit thereunder.

11.6 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Joint Coordinating Lead Arrangers for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the syndication, consummation and administration of the transactions contemplated hereby and thereby, including (i) the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the applicable Funding Date (in the case of amounts to be paid on the applicable Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent, as applicable, shall deem appropriate, in each case where applicable, pursuant to and subject to the terms of the Fee Letters and (ii) the reasonable and documented fees and out of pocket costs and expenses of the Independent Engineer in connection with services rendered to the Administrative Agent with respect to the administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, (b) to pay or reimburse each Lender Party, the Administrative Agent and the Collateral Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender Party, of counsel to the Administrative Agent and of counsel to the Collateral Agent, (c) to pay, indemnify, and hold each Lender Party, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents (other than any such Taxes owing by a Lender Party with respect to any fee paid to such Lender Party in consideration for such waiver or consent by such Lender Party), and (d) to pay, indemnify and hold each Joint Coordinating Lead Arranger, Lender Party, the Administrative Agent, the Collateral Agent and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses of any kind or nature whatsoever (other than any Taxes except for Non-Excluded Taxes and Other Taxes and such Taxes and any penalties, interest and expenses arising therefrom or with respect thereto required to be paid by the Borrower under the applicable Credit Documents) (x)

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with respect to the execution, delivery, enforcement and performance of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or (y) with respect to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, the Project or any of the Properties, and, in the case of (x) and (y), the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Credit Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.6 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.6 shall be submitted to General Counsel, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent and the Collateral Agent. The agreements in this Section 11.6 shall survive the termination of this Agreement and the repayment of the Obligations.

11.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Credit Document or a court order expressly provides for payments to be allocated to a particular Lender Party or to the Lender Parties under a particular Facility, if any Lender Party (a “Benefited Lender Party”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to the Credit Documents), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender Party, if any, in respect of the Obligations owing to such other Lender Party, such Benefited Lender Party shall purchase for cash from the other Lender Parties a participating interest in such portion of the Obligations owing to each such other Lender Party, or shall provide such other Lender Parties with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender Party to share the excess payment or benefits of such collateral ratably with each of the Lender Parties; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. This Section 11.7 shall survive the termination of this Agreement.

(b) In addition to any rights and remedies of the Lender Parties provided by applicable law, each Lender Party shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable and not paid by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise,

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any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender Party, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender Party agrees promptly to notify the Administrative Agent and the Borrower after any such application made by such Lender Party; provided that the failure to give such notice shall not affect the validity of such application.

(c) The rights of each Lender Party and its Affiliates under this Section 11.7 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or its Affiliates may have.

11.8 Counterparts; Electronic Execution of Documents. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration; Effectiveness. This Agreement and the other Credit Documents, and those provisions of any Fee Letter that, by its terms, survive the termination or expiration of such Fee Letter and/or the execution and delivery of the Credit Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. It is expressly agreed and confirmed by the parties hereto that the provisions of each Fee Letter shall survive the execution and delivery of this Agreement, and the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with its terms. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

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11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents (other than the Mortgages) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case residing in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Section 11.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Agents and the Lender Parties to sue in any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither any Agent nor any Lender Party has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agent and the Lender Parties, on one hand, and Holdings or the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lender Parties or among Holdings, the Borrower, and the Lender Parties.

11.14 Confidentiality.

(a) Each of the Administrative Agent, each Revolving Facility Issuing Bank and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent, any Revolving Facility Issuing Bank or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent, any Revolving Facility Issuing Bank or any Lender from disclosing any such information (a) to the Administrative Agent, any other Revolving Facility Issuing Bank, any other Lender, any Affiliate thereof, any central bank or Federal Reserve Bank or any Approved Fund or any assignee pursuant to Section 11.3(d), (b) subject to an agreement to comply with the provisions of this Section 11.14, to any actual or prospective Transferee or any direct or indirect counterparty (or its Related Parties) to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirements of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender Party’s investment portfolio in connection with ratings issued with respect to such Lender Party, (i) subject to an agreement to comply with the provisions of this Section 11.14 to any credit insurance provider relating to any Loan Party or the Secured Obligations (as defined in the Intercreditor Agreement), (j) in connection with the exercise of any remedy hereunder or under any other Credit Document or (k) with the consent of the Borrower or Holdings.

(b) Each Lender Party acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender Party represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

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11.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 USA PATRIOT Act. Each of the Agents and each Lender Party hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes names and addresses and other information that will allow such Agent or Lender Party to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by any Agent or Lender Party, provide all documentation and other information that the relevant Agent or Lender Party reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

11.17 Scope of Liability.

(a) Except as set forth in this Section 11.17, notwithstanding anything to the contrary in this Agreement, any other Credit Document or any other document, certificate or instrument executed by any Loan Party pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated hereunder or thereunder against the Sponsor, its members or any of its or their respective Affiliates (other than the Borrower and, solely to the extent of the interests of Holdings in the Collateral, Holdings), any present or future holder (whether direct or indirect) of any Capital Stock in any Loan Party (other than any such Capital Stock owned by another Loan Party), or, in the case of any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees, representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 11.17 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (subject to clause (iv) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (ii) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (iii) limit or restrict the right of any Secured Party (or any assignee, beneficiary or successor to any of them) to name any Loan Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 11.17; (iv) in any way limit or restrict any right or remedy of any Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any actual fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, fraudulent conveyance or misappropriation of revenues, profits or proceeds from or of the Project or any

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Collateral, that should or would have been paid as provided herein or paid or delivered any Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document; or (v) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Credit Document (or as security for the Obligations).

(b) The limitations on recourse set forth in this Section 11.17 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Obligations hereunder and under the other Credit Documents.

11.18 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.19 Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.20, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.20 Direction to Execute. By signing below, the Administrative Agent and each Lender hereby directs the Collateral Agent, the Intercreditor Agent and the Depositary Agent to execute each Credit Document to which it is a party.

Yards Creek – Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

YARDS CREEK ENERGY LLC,
as Borrower

By:	/s/ Ernest Kim
Name: Ernest Kim
Title: Managing Director

[Signature Page to Yards Creek Credit Agreement]

BNP PARIBAS,
as Administrative Agent

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Vice President

[Signature Page to Yards Creek Credit Agreement]

BNP PARIBAS,
as Revolving Facility Issuing Bank

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Vice President

[Signature Page to Yards Creek Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Lender

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Vice President

[Signature Page to Yards Creek Credit Agreement]

MUFG BANK, LTD., as Lender

By:	/s/ Clark Miller
Name: Clark Miller
Title: Director

[Signature Page to Yards Creek Credit Agreement]

BNP PARIBAS,
as Lender

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Vice President

[Signature Page to Yards Creek Credit Agreement]